Exhibit 10.38

BUILD-TO-SUIT LEASE

BETWEEN

UTC GREENWICH PARTNERS,
a California limited partnership

and

INTUIT, INC.,
a Delaware corporation

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	6.4. Adjustments in Annual Rent	13
	6.4.1. Changes in Size of Building; Initial Adjustment in Annual Rent	13
	6.4.2. Changes in Total Project Cost; Final Adjustment of Annual Rent	15
	(a) Increase in Total Project Cost	15
	(b) Decrease in Total Project Cost	15
	(c) Timing of Adjustment of Annual Rent	15
	6.4.3. Excess Tenant Improvements	16
	6.4.4. Payment for Tenant Changes	16
	6.5. Total Project Cost	17
	6.5.1. Components of Total Project Costs	17
	6.5.2. Exclusions from Total Project Costs	19
	6.5.3. Landlord’s Maintenance of Records of Total Project Cost	19
	6.5.4. Determination of Total Project Cost; Arbitration of Differences	19
7.	Authorized Use	20
8.	Condition of the Premises	22
9.	Repairs and Maintenance	22
	9.1. Tenant’s Obligations	22
	9.2. Landlord’s Obligations’	23
10.	Right of Entry by Landlord	23
11.	Operating Expenses	24
	11.1. Definition of “Operating Expenses”	24
	11.2. Exclusions from Operating Expenses	25
	11.3. Payment of Operating Expenses	26
	11.4. Audit of Operating Expenses	27
	11.5. Further Limitations on Operating Expenses	27
	11.6. Payment of Taxes	28
	11.7. Taxes on Tenant’s Property	28
12.	Utilities and Services	29
13.	Mortgages and Liens	29
	13.1. Mortgages	29
	13.2. Mechanics Liens	30
14.	Assignment and Subletting	31
	14.1. Landlord’s Consent	31
	14.2. No Release of Tenant	31
	14.3. Written Instrument	31
	14.4. Assignment of Subrents	31
	14.5. Continuation of Subleases	32

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15.	Alterations, Additions and Repairs	32
16.	Damage or Destruction	33
	16.1. Definitions	33
	16.1.1. “Damage”	33
	16.1.2. “Total Destruction”	33
	16.1.3. “Insured Loss”	33
	16.1.4. “Replacement Cost”	33
	16.1.5. “Hazardous Substance Condition”	33
	16.1.6. “Tenant Owned Improvements”	33
	16.2. Damage to the Demised Premises	33
	16.2.1. Insured Loss	33
	16.2.2. Uninsured Loss	34
	16.2.3. Underinsured Loss	34
	16.2.4. Tenant’s Responsibility	35
	16.3. Total Destruction of the Demised Premises	35
	16.4. Damage Near End of Term	35
	16.5. Abatement of Rent; Tenant’s Remedies	36
	16.6. Delay in Restoration	37
	16.7. Limitation on Landlord’s Restoration Obligation	37
	16.8. Hazardous Substance Conditions	37
	16.9. Termination-Advance Payment	38
	16.10. Waiver of Statutes	38
17.	Indemnification, Limitation of Liability	38
	17.1. Indemnification by Tenant	38
	17.2. Indemnification by Landlord	39
	17.3. Limitations on Indemnification	39
	17.4. Notice	40
18.	Insurance	40
	18.1. Tenant’s Extended Coverage Policy	40
	18.2. Property Insurance	40
	18.3. Insurance on Tenant’s Property	41
	18.4. Rental Interruption Insurance	41
	18.5. Landlord’s Extended Coverage Policy	42
	18.6. Insurance Requirements	42
	18.7. Waiver of Subrogation	43
	18.8. Tenant’s Right to Self-Insure	43
19.	Eminent Domain	44
	19.1. Taking	44
	19.2. Restoration of Demised Premises	44
	19.3. Award	44
20.	Defaults and Remedies	44

-iii-

	20.1. Events of Default	44
	20.2. Landlord’s Remedies	46
	20.3. Right to Collect Rent as Due	46
	20.4. New Lease Following Termination	47
	20.5. Cumulative Rights; No Waiver	47
	20.6. Tenant Not Released From Liability	47
	20.7. Landlord Default and Liability	47
	20.8. Notice to Lender	48
	20.9. Late Payments	48
21.	Notice	49
	21.1. Payment of Rent and Delivery of Notice	49
	21.2. Personal Service	49
22.	Subordination and Attornment	49
23.	Fixtures	50
24.	Holding Over	51
25.	Quitclaim Deed	51
26.	Quiet Enjoyment	51
27.	Delays	51
28.	Surrender	52
29.	Release of Landlord Upon Conveyance	52
30.	Performance on Behalf of Tenant	52
31.	Estoppel Certificate by Tenant	53
32.	Hazardous Substances	53
	32.1. Landlord’s Consent	53
	32.1.1. Duty to Inform Landlord	54
	32.1.2. Tenant’s Indemnification	54
	32.2. Tenant’s Compliance with Law	54
	32.3. Inspection; Compliance	55
33.	Commissions	55
34.	Financial Statements	55
35.	Waiver and Modification	55

-iv-

36.	Waiver of Jury Trial and Counterclaims	55
37.	Miscellaneous	55
	37.1. Terms and Headings	55
	37.2. Examination of Lease	56
	37.3. Time	56
	37.4. Covenants and Conditions	56
	37.5. Consents	56
	37.6. Entire Agreement	56
	37.7. Severability	56
	37.8. Recording	56
	37.9. Impartial Construction	56
	37.10. Inurement	56
	37.11. Exhibits	56
	37.12. Periods of Time	56
	37.13. Choice of Law	57
	37.14. Interpretation	57
	37.15. Right of First Offer	57
	37.16. Counterparts	58

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BUILD-TO-SUIT LEASE

     THIS BUILD-TO-SUIT LEASE (“Lease”) dated June 9, 1995, is entered into by and between UTC GREENWICH PARTNERS, a California limited partnership, or assignee (“Landlord”), and INTUIT, INC., a Delaware corporation (“Tenant”).

     1. Demised Premises.

          1.1. Upon and subject to the conditions and limitations set forth below, Landlord undertakes to construct and leases to Tenant, and Tenant rents from Landlord, certain improvements which are to be constructed by Landlord on approximately 9.24 acres of land known as Lots 18 & 19 of Governor Park which are located on Greenwich Drive, San Diego, California, in an area known as Governor Park (the “Land”). The Land is legally described in Exhibit “A”, attached hereto and incorporated herein by reference.

          1.2. The improvements are presently expected to consist of a two-story building approximately 140,000 square feet of Gross Area in size (the “Building”) and other associated improvements, including, without limitation, all landscaped areas, parking facilities, open parking areas, open space, slope embankment areas, and other improvements and hardscape, driveways, sidewalks, drainage, irrigation, lighting and appurtenances related thereto, (together with the Building referred to herein as the “Improvements”). For purposes of this Lease, the terms “Rentable Area” and “Usable Area” shall have the meanings ascribed to them in the Standard Method for Measuring Floor Area in Office Buildings published by the Building Owners and Managers Association International (“BOMA”) and the term “Gross Area” shall mean the floor areas to the outside finished surface of permanent outer Building walls, where such walls intersect each floor, without deduction for columns, projections or vertical penetrations such as stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like and their enclosing walls.

          1.3. A preliminary site plan depicting the Land, the Building and the Improvements (the “Site Plan”) is attached hereto as Exhibit “B,” The Land, the Building and the Improvements, are hereinafter referred to collectively as the “Demised Premises.”

     2. Basic Lease Provisions. For the convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions:

2.1.	Location of the Demised Premises: Governor Park, Greenwich Drive, San Diego, California.

2.2.	Description of the Building: A two (2) - story office building approximately 140,000 square feet in Gross Area in size.

2.3.	Estimated Term Commencement Date: One (1) year after the date of this Lease.

2.4.	Term: The term of this Lease shall be eight (8) years commencing on the Term Commencement Date, plus any partial calendar month following the Term Commencement Date, if the Term Commencement Date is other than the first day of a calendar month (the “Initial Term”). (See Section 4.2)

Extension: In addition, Tenant shall twice have the option of extending the Term for five (5) years, (See Section 4.3)

2.5.	Annual Rent: Annual Rent payable by Tenant to Landlord under this Lease is the following: Monthly

		Monthly
Months 01 - 30	$1,420,906	$118,408.83
Months 31 - 60	1,527,474	$127,289.50
Months 61 - 90	1,642,034	$136,836.17
Months 91 - 96	1,765,186	$147,098.83

Rental Adjustment: The Annual Rent, as scheduled above, has been calculated based on the assumption that (i) the Building will be 140,000 square feet in Gross Area, (ii) the Total Project Cost of the construction of the Demised Premises, including the Tenant Improvements (but excluding the Additional Tenant Improvements), will equal Ten Million Eight Hundred Eight Thousand Dollars ($10,808,000), and (iii) the Land Cost, for purposes of calculating Annual Rent, will be set at Two Million Five Hundred Thousand Dollars ($2,500,000). Once construction of the Demised Premises, including the Tenant Improvements, has been completed, and the Total Project Cost has been determined, the Annual Rent shall be adjusted in accordance with Section 6.4 of this Lease.

Option Term Annual Rent: If Tenant exercises its option to extend the Term of the Lease, the Annual Rent at the commencement of each Option Term shall be the greater of (i) ninety-five percent (95%) of the then Fair Market Rental Value of the Demised Premises, as then configured, or (ii) the Annual Rent during the most recent year of the Term. The Annual Rent shall be increased in the twenty-fifty (25th) month and the fifty-fifth (55th) month of each Option Term by seven and one-half percent (7.5%).

2.6.	Right to Vacate: On the sixtieth (60th) month of the Term, Tenant shall be entitled to vacate all or some (but in no event less than 10,000 contiguous square feet of Rentable Area) of the “Contraction Space” as identified on Exhibit “B-2” to this Lease, subject to the payment to Landlord of a sum calculated as provided in Section 4.4, below.

2.7.	Address for Rent Payment and Notices to Landlord:

UTC Greenwich Partners, a California limited partnership c/o The Allen Group 1029 North Demaree Visalia, CA 93291-4117
or
Post Office Box 3028 Visalia, CA 93278-3028

Address for Notices to Tenant:

Intuit, Inc. 6256 Greenwich Drive San Diego, CA 92122 Attention: Ms. Lynette Bergamini Facilities Manager

With copies to (which copies shall not constitute notice and which shall not be required for effective notice to be given):

Intuit, Inc. P.O. Box 3014, MS 246 Menlo Park, CA 94026-3014 Attention: Mr. Jade Dauser

Intuit, Inc. MS 184 - Legal Department P.O. Box 3014 Menlo Park, CA 94026-3014 Attention: Catherine Valentine, Esq. General Counsel

2.8.	The following Exhibits are attached hereto and incorporated herein by this reference, and Landlord and Tenant hereby agree to the terms of these Exhibits:

Exhibit	Title
“A” “B” “C” “D” “E”	Legal Description of Land Site Plan Work Letter Multi-Tenant Addendum Acknowledgment of Term Commencement Date and Annual Rent Form

Exhibit	Title
“F” “G”	Form of Subordination, Non-Disturbance and Attornment Agreement Form of Estoppel Certificate

     3. Construction of Improvements. Landlord owns the Land and agrees to construct the Improvements at its cost and expense and in accordance with the terms and provisions of this Lease, including the Work Letter Agreement for Improvements (the “Work Letter”), which is attached to this Lease as Exhibit “C”. The Improvements shall be constructed in a good, workmanlike manner and substantially in accordance with the Improvement Plans created in accordance with the provisions of the Work Letter, Applicable Laws (as defined in Section 7.1 of this Lease) and Instruments of Record (as defined in Section 7.1 of this Lease).

3.1.	Time for Commencement and Completion.

               3.1.1. Completion Date. Landlord shall use reasonable diligence to commence construction of the Improvements within three (3) calendar months after finalization of the Schematic Design Drawings (as defined in Section I.D.2. of the Work Letter), and to substantially complete such construction within nine (9) calendar months after Landlord obtains the Building Permit (as defined in Section I.F. of the Work Letter) (the “Target Completion Date”).

               3.1.2. Substantial Completion. The Improvements shall be deemed “substantially complete” on the date when (and the terms “substantial completion,” “substantially complete,” and “substantially completed” shall mean) (i) the Project Architect (as defined in Section I.A.1 of the Work Letter) has certified that construction of the Improvements is substantially complete in accordance with the Improvement Plans (as defined in Section I.B.4 of the Work Letter), (ii) Tenant can physically and legally occupy the Demised Premises (e.g. a temporary or permanent Certificate of Occupancy (“Certificate of Occupancy”) has been issued for the Demised Premises by the City of San Diego (“City”)), and (iii) all parking areas and related driveways and sidewalks on the Demised Premises are substantially available for Tenant’s use, all subject to minor punch-list items (as described in Section I.G.8 of the Work Letter) that may still need to be corrected. Landlord shall deliver to Tenant a copy of any Certificate of Occupancy issued by City for the Demised Premises. The Project Architect shall determine said “substantial completion” based upon the generally accepted professional standards of the American Institute of Architects, and not as an advocate, consultant, or agent for either Tenant or Landlord.

3.2.	Delays.

               3.2.1. Finalized Target Completion Date. No later than eight (8) months prior to the Estimated Term Commencement Date, Landlord shall deliver to Tenant a written notice setting a definitive Target Completion Date and which shall, thereafter, remain the Target Completion Date for purposes of this Section 3.2.

               3.2.2. Length of Delay; Tenant’s Right to Terminate. In the event the Term Commencement Date has not occurred (or been deemed to have occurred pursuant to Section 5.2(iii) of this Lease) on or before the Target Completion Date, Landlord shall not be liable for any damage caused thereby and this Lease shall remain in full force and effect, provided, however, that, subject to Section 27 of this Lease, if the construction of the Improvements is not substantially completed within fifteen (15) months after Landlord obtains the Building Permit, then Tenant may, within thirty (30) days following the end of such fifteen (15) month period (provided that no Event of Default then exists), give Landlord written notice that it desires to terminate this Lease, in which case this Lease shall terminate thirty (30) days thereafter; provided, however, if the Improvements are substantially complete, as defined in Section 3.1.2, above, by the end of such thirty (30) day period following notice to Landlord, this Lease shall remain in full force and effect.

               3.2.3. Delay Penalty. In the event the Term Commencement Date has not occurred (or been deemed to have occurred pursuant to Section 5.2(iii) of this Lease) on or before the Target Completion Date, plus up to an additional thirty (30) days for Force Majeure Delays, Landlord shall pay to Tenant, as liquidated damages, the sum of One Thousand Dollars ($1,000) per day until the earlier to occur of (i) the date three (3) months thereafter, or (ii) the Term Commencement Date and, thereafter, if the Term Commencement Date has not yet occurred, the sum of Five Thousand Dollars ($5,000) per day for each day after such three (3) month period until the Term Commencement Date or this Lease is otherwise terminated.

               3.2.4. Landlord’s Right to Terminate. Subject to Section 27 of this Lease, if the Term Commencement Date has not occurred (or been deemed to have occurred pursuant to Section 5.2(iii) of this Lease) on or before one (1) year after the Target Completion Date, and Tenant has not otherwise terminated this Lease pursuant to Section 3.2.2, above, then Landlord may, at any time thereafter, give Tenant written notice of Landlord’s intention to terminate this Lease, which notice shall specifically include a statement that Tenant has ten (10) days in which to respond in accordance with this Section 3.2.4. Upon receipt of such notice, Tenant may, by providing Landlord written notice within ten (10) days after such notice, elect either to (i) keep the Lease in effect, in which case the liquidated damages provided for in Section 3.2.3, above, shall immediately cease being assessed against Landlord, or (ii) terminate this Lease, in which case this Lease shall immediately terminate and neither Landlord nor Tenant shall have any further rights hereunder. Failure of Tenant to make an election between subsections (i) and (ii), above, within such ten (10) day period shall be deemed an election under subsection (i).

                3.2.5. Notification of Delays. Following the execution of this Lease, and until substantial completion of the Improvements, Landlord shall provide Tenant, on a monthly basis, a written statement of the number of days of Force Majeure Delay or Tenant-Caused Delay which occurred during the prior month and since the execution of this Lease. This statement shall be delivered together with the statement required to be delivered pursuant to Section 5.2.1.

     4. Lease; Term Additional Improvements; Signage.

          4.1. Immediate Effect of Lease. This Lease shall take effect upon the date of execution hereof by both parties hereto and, except as specifically provided otherwise herein,

each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant thereafter.

          4.2. Lease Term. The term of this Lease (the “Term”) shall be eight (8) years from the Term Commencement Date (as defined in Section 5.2, below), plus any period extending from the end of the Term until the last day of the calendar month in which the Term would otherwise expire, subject to extension pursuant to Section 4.3, below. For example only, if the Term Commencement Date were April 15, 1996, the Term would expire on April 30, 2004.

          4.3. Option to Extend. Tenant shall have two (2) options to extend (“Extension Option”) the Term for a period of five (5) years each (the foregoing option terms (or either of them) shall be referred to hereinafter sometimes individually or collectively as the “Option Term”), in accordance with the following terms and conditions:

               4.3.1. Option Term Rent. The Annual Rent during each Option Term (the “Option Term Annual Rent”) shall be determined as follows:

                    (a) At the commencement of each Option Term the Option Term Annual Rent shall be an amount equal to the greater of (i) ninety-five percent (95%) of the then Fair Market Rental Value of the Demised Premises as then configured (the “Fair Market Rental Value”), as stated on an annual basis and determined pursuant to Section 4.3.3, below and (ii) the Annual Rent for the Demised Premises which was in effect immediately prior to the commencement of the Option Term in question. Tenant shall also continue to pay during any Option Term all Operating Expenses and Additional Rent as required in this Lease.

                    (b) On the first day of the twenty-fifth (25th) and the fifty-fifth (55th) month of any Option Term, the Annual Rent shall increase to an amount equal to the product of (i) the then applicable Annual Rent for the Demised Premises and (ii) 1.075.

               4.3.2. Exercise of Option. Tenant may exercise the Extension Option only by delivering a binding written notice of exercise to Landlord (“Tenant’s Extension Notice”), so that Landlord receives Tenant’s Extension Notice at least three hundred sixty (360) days prior to the commencement of the Option Term in question. Tenant may not exercise the Extension Option if an uncured Event of Default exists at the time for such exercise.

               4.3.3. Determination of Fair Market Rental Value. Upon receipt by Landlord of Tenant’s Extension Notice under Section 4.3.2, above, Landlord and Tenant shall meet in an effort to negotiate, in good faith, the Option Term Annual Rent which will become effective, as of the first day of the Option Term (the “Option Term Commencement Date”). If Landlord and Tenant have not agreed upon the Option Term Annual Rent within fifteen (15) days after the delivery of Tenant’s Extension Notice, the Option Term Annual Rent shall be determined as follows:

                    (a) Landlord and Tenant shall attempt to agree in good faith upon a single appraiser not later than one (1) month after delivery of Tenant’s Extension Notice. If

Landlord and Tenant are unable to agree upon a single appraiser within such time period, then Landlord and Tenant shall each appoint one appraiser not later than fifteen (15) days after the deadline for selecting a single appraiser. Landlord and Tenant shall each give written notice to the other as to the name of the appraiser it has selected, as soon as the selection is made. Within ten (10) days thereafter, the two appointed appraisers shall appoint a third appraiser. All appraisers shall be independent from, and disinterested in, both Landlord and Tenant.

                    (b) The only task which the appraisers will perform will be forming and reporting to Landlord and Tenant an opinion of the Fair Market Rental Value of the Demised Premises for use in determining the Option Term Annual Rent.

                    (c) If either Landlord or Tenant fails to appoint its appraiser within the prescribed time period, the single appraiser appointed shall determine the Fair Market Rental Value of the Demised Premises. If both parties fail to appoint appraisers within the prescribed time periods, then the first appraiser thereafter selected by a party shall determine the Fair Market Rental Value of the Demised Premises.

                    (d) Each party shall bear the cost of its own appraiser and the parties shall share equally the cost of any single or third appraiser, if applicable. All appraisers so designated herein shall have at least five (5) years’ experience in the appraisal of commercial office properties in the San Diego area and shall be members of professional organizations such as MAI or its equivalent.

                    (e) For the purpose of such appraisal and this Section 4.3.3, the term “Fair Market Rental Value” shall mean the price that a ready and willing single tenant would pay, as of the Option Term Commencement Date, as annual rent to a ready and willing landlord of a comparable property to the Demised Premises on the terms of this Lease, if such property were exposed for lease on the open market for a reasonable period of time, and taking into account all of the purposes for which such property may be legally used. A “comparable property” shall mean a commercial office facility located in the Golden Triangle, Sorrento Hills, Sorrento Mesa, Torrey Pines and Del Mar Heights areas of San Diego (collectively the “North City Area”), with improvements similar in age and character to the Demised Premises, which has been improved with the tenant improvements comparable to those constructed in the Demised Premises; provided, however, that the appraisal shall disregard the value of the equipment which Tenant is entitled to remove at the expiration or termination of the Term of this Lease. The appraiser shall give appropriate consideration to all relevant factors, including, without limitation, (i) the fact that this Lease is a “triple net” lease, (ii) rental concessions and tenant improvement allowances generally being offered by landlords of comparable properties, (iii) the age of the Improvements, (iv) the condition of the Demised Premises on the assumption that Tenant has complied with its obligations to maintain and repair the Demised Premises, (v) current rental market conditions and the alternative uses and users for the Demised Premises, and (vi) whether Landlord will or will not be required to pay a real estate brokerage commission in connection with Tenant’s exercise of the Extension Option.

                    (f) If a single appraiser is chosen, then such appraiser shall determine the Fair Market Rental Value of the Demised Premises. Otherwise, the Fair Market

Rental Value of the Demised Premises shall be the arithmetic average of the two (2) appraisals which are closest in amount, and the third appraisal shall be disregarded.

                    (g) Landlord and Tenant shall instruct the appraiser(s), in writing, to complete their written determination of the Fair Market Rental Value not later than nine (9) months prior to the Option Term Commencement Date. If the Fair Market Rental Value is not determined prior to the Option Term Commencement Date, then Tenant shall continue to pay Landlord monthly installments of Annual Rent in the amount applicable to the Demised Premises immediately prior to the Option Term Commencement Date until the Fair Market Rental Value is determined. When the Fair Market Rental Value of the Demised Premises is determined, Landlord shall deliver notice thereof to Tenant, and Tenant shall pay to Landlord, or Landlord shall pay to Tenant, as the case may be, within ten (10) days after receipt of such notice, the difference between the monthly installments of Annual Rent actually paid by Tenant to Landlord subsequent to the Option Term Commencement Date and the new monthly installments of Annual Rent which are determined to have been actually owing during such period in accordance with Section 4.3.1 (a).

                    (h) On or before the date eight (8) months prior to the Option Term Commencement Date, or if earlier, ten (10) days after the final determination of the Option Term Annual Rent, Tenant may elect to rescind its Tenant’s Extension Notice to Landlord under Section 4.3.2 of this Lease by delivering a binding written notice of rescission to Landlord. Should Tenant so elect, Tenant shall immediately reimburse Landlord for any expenses reasonably incurred by Landlord in accordance with this Section 4.3.3. If Tenant does not rescind its Tenant’s Extension Notice as provided in this subsection (h), Tenant’s Extension Notice shall thereafter be irrevocable. Notwithstanding the foregoing, if the final determination of the Option Term Annual Rent has not been made by the date eight (8) months prior to the Option Term Commencement Date due solely to Landlord’s failure to timely follow the procedure described in this Section 4.3.3, then Tenant shall have until ten (10) days after the final determination of the Option Term Annual Rent to rescind its Tenant’s Extension Notice.

          4.4. Tenant’s Option to Vacate. On the first day of the sixtieth (60th) month of the Term (“Contraction Date”), Tenant shall have the right to vacate all or some (but in no event less than 10,000 contiguous square feet of Rentable Area) of the “Contraction Space” as identified in the Site Plan attached to this Lease as Exhibit “B-2.” In order to exercise the right to vacate described in this Section 4.4, Tenant shall have delivered written notice to Landlord (“Contraction Notice”), not less than 360 days prior to the Contraction Date, advising Landlord of Tenant’s intention to vacate some or all of the Contraction Space, and identifying with specificity the portion (if less than all) of the Contraction Space Tenant intends to vacate. The Contraction Notice shall be accompanied by payment, in cash, of a fee equal to eighty percent (80%) of the then net present value of the Annual Rent which Tenant would have owed for the Contraction Space during the balance of the Term (excluding any Option Term). The net present value shall be calculated using a ten percent (10%) interest rate. In the event Tenant exercises its rights under this Section 4.4 and vacates a portion of the Demised Premises, the provisions of the “Multi-Tenant Addendum”, attached to this Lease as Exhibit “D” shall apply and shall, to the extent contradictory of other provisions of this Lease, govern the matters addressed in such addendum, The provisions of this Section 4.4 shall not apply so long as an uncured Event of

Default exists. Should Tenant fail or be disabled from exercising its rights under, and in strict compliance with, this Section 4.4, Tenant shall have no further rights to vacate the Contraction Space or any other portion of the Demised Premises.

          4.5. Tenant’s Opportunity to Lease Additional Improvements. During the first eighteen (18) months of the Term, Landlord shall not be entitled to construct buildings or other permanent improvements intended for occupancy or storage (e.g. excluding landscaping, associated hardscape, sidewalks and parking areas) on the Land, other than the Improvements. Thereafter, Landlord may at any time during the Term elect to proceed with the construction and leasing of an additional office building or buildings on the Land (the “Additional Improvements”) in Landlord’s sole and absolute discretion, subject to the following limitations:

               4.5.1. The construction of the Additional Improvements shall not result in the reduction of the parking spaces available for Tenant’s non-exclusive use to an amount less than the number of parking spaces contained within the Demised Premises as of the Term Commencement Date.

               4.5.2. Provided that no uncured Event of Default then exists, before offering the Additional Improvements for lease to another tenant, Landlord shall offer to Tenant, in writing (“Landlord’s Lease Offer Notice”), the opportunity to lease some or all (but not less than 10,000 square feet of Rentable Area) of the Additional Improvements (the “Additional Premises”);

               4.5.3. Landlord’s Lease Offer Notice shall be on the same terms and conditions under which Tenant is then leasing the Demised Premises, except that:

                    (a) the Annual Rent for the Additional Premises (the “Additional Premises Rent”) shall be the greater of (i) the Annual Rent then applicable to the Demised Premises (as calculated on a per-square-foot-of-Rentable-Area basis) and (ii) an amount equal to the sum of (1) the product of (a) the Total Project Costs incurred by Landlord in the construction of the Additional Improvements, and (b) .11 (adjusted on a pro rata basis to reflect the square footage of Rentable Area in the Additional Premises) and (2) any payments required to be made by Landlord to San Diego Gas & Electric Company to secure additional parking area on land adjacent to the Land (the “SDG&E Land”);

                    (b) the Term of the Lease with respect to the Additional Premises (the “Additional Premises Term”) shall be eight (8) years from the Term Commencement Date for the Additional Premises, plus any period extending from the end of the Additional Premises Term until the last day of the calendar month in which the Additional Premises Term would otherwise expire, subject to extension pursuant to Section 4.3, above.

                    (c) the Additional Premises Rent shall increase at the beginning of the thirty-first (31st), sixty-first (61st) and ninety-first (91st) months of the Additional Premises Term to an amount equal to the product of (i) the Additional Premises Rent then payable and (ii) 1.075.

               4.5.4. Tenant shall have thirty (30) days following receipt of Landlord’s Lease Offer Notice to deliver to Landlord unconditional and irrevocable acceptance of Landlord’s Lease Offer Notice identifying the size of the Additional Premises.

               4.5.5. Tenant and Landlord shall then have thirty (30) days thereafter to (i) determine and identify the exact size and location of the Additional Premises, if they are smaller than the entire Additional Improvements (which shall be mutually determined in good faith), and (ii) execute a definitive addendum to this Lease or similar instrument formalizing the addition of the Additional Premises and the terms under which they are being leased to Tenant.

               4.5.6. If Tenant either (i) rejects Landlord’s Lease Offer Notice, (ii) accepts Landlord’s Lease Offer Notice, but subject to conditions or contingencies, (iii) submits a counter-offer to Landlord’s Lease Offer Notice (iv) accepts Landlord’s Lease Offer Notice but fails to execute definitive documents within the thirty (30) day period provided, or (v) fails to respond to Landlord’s Lease Offer Notice, Tenant shall be deemed to have rejected Landlord’s Lease Offer Notice, in which case Landlord shall have no further responsibility under this Section 4.5 and shall be free to lease the Additional Improvements to a party other than Tenant.

               4.5.7. The foregoing commitments by Landlord shall not constitute a right of first refusal which Tenant can enforce against Landlord to the detriment of any lease to a third party which Landlord may elect to make so long as the provisions of this Section 4.5 have been observed.

          4.6. Identification of “Common Facilities”.

               4.6.1. Additional Improvements. If Additional Improvements are ever built and leased to a tenant other than Tenant, some of the parking areas, driveways, sidewalks, landscaped areas, open space and adjacent areas may be, as appropriate and as determined by Landlord in its reasonable discretion, removed from the definition of the Demised Premises, and instead such areas will become “common facilities” to be shared by Tenant and the tenant(s) of the Additional Improvements; provided, however, Tenant shall retain the non-exclusive use of at least 5 parking spaces for each 1,000 square feet of Usable Area contained within the Demised Premises. If and when the Additional Improvements are so constructed and the Demised Premises modified, then the provisions of the “Multi-Tenant Addendum”, attached to this Lease as Exhibit “D,” shall apply and shall, to the extent contradictory with other provisions of this Lease, govern the rights and obligations of Landlord and Tenant with regard to the matters addressed in such addendum.

               4.6.2. Contraction Space. If Tenant exercises its right pursuant to Section 4.4 of this Lease to vacate a portion of the Demised Premises, certain portions of the Demised Premises which are available for use by all tenants in the Building (i.e. common areas) shall become subject to the provisions of the “Multi-Tenant Addendum” and the rights and obligations of Landlord and Tenant shall, to the extent contradictory with other provisions of this Lease, be thereafter governed by such addendum.

               4.6.3. Mutual Rights of Ingress and Egress. In addition to Landlord’s rights under Section 10 of this Lease, Landlord, and its officers, agents, employees, contractors, subcontractors, invitees, and tenants shall be entitled to ingress and egress over and to park on the exterior portions of the Demised Premises (e.g. sidewalks, roads, ramps and parking areas) as may be reasonably necessary in connection with the use, construction, ownership, maintenance or occupancy of the Additional Improvements and such ingress and egress shall not be or deemed to be an actual or constructive eviction of Tenant or an interference with Tenant’s rights under this Lease. Tenant, and its officers, agents, employees, contractors, subcontractors, and invitees, shall be entitled to ingress and egress over and to park on the exterior portions of the Additional Improvements (e.g. sidewalks, roads, ramps and parking areas) as may be reasonably necessary in connection with the use, maintenance or occupancy of the Demised Premises.

                4.6.4. Subdivision of Land; Reciprocal Easements. Nothing in this Lease shall prohibit Landlord from subdividing the Land into separate legal parcels or lots, whether in connection with the construction of Additional Improvements, or otherwise. In such an event, Landlord may, in its sole and absolute discretion, formalize the rights of reciprocal access and parking of the nature described in Section 4.6.3, above, in a reciprocal easement agreement or similar instrument reasonably acceptable to Tenant and Tenant shall not unreasonably withhold or delay its approval and, if necessary, execution and acknowledgment of such an instrument.

          4.7. Signs.

               4.7.1. Tenant as Sole Occupant - Exclusive Rights. So long as Tenant is the sole occupant of the Building and the Additional Improvements, if any, then Tenant shall have the exclusive right (subject to Landlord’s rights under Section 10 of this Lease) to affix exterior signs to the Building or to construct a monument sign identifying Tenant’s occupancy of the Building or the Additional Improvements, subject, however, to (i) Landlord’s prior written approval, which shall not be unreasonably withheld, and (ii) compliance with all Applicable Laws and Instruments of Record, including permit, design review and approval requirements.

               4.7.2. Shared Signage. If, at any time during the Term of this Lease, Tenant is not the sole occupant of either the Building or the Additional Improvements, then the right to affix signs to the exterior of the Building or the Additional Improvements or to construct or appear on any monument sign(s) shall be shared among Tenant and any other tenant in proportion to the Rentable Areas of their respective premises; provided that Tenant shall not be required to incur any cost in the reconfiguration of any existing signage; and provided further that Tenant’s consent shall be obtained before any existing signage is changed, such consent not to be unreasonably withheld or delayed.

               4.7.3. Initial Signage. Subject to the approval and legal compliance requirements of Section 4.7.1, above, Tenant may request that Landlord construct a monument sign on the Demised Premises identifying Tenant’s occupancy and the cost thereof shall be included as part of Total Project Cost.

     5. Possession and Commencement Date.

          5.1. Landlord and Tenant acknowledge that it is very important to both parties to complete the construction of the Improvements as soon as reasonably feasible and both parties agree to use diligent and good faith efforts to cause construction of the Improvements to be completed as soon as reasonably feasible. Landlord shall use reasonably diligent efforts to tender possession of the Demised Premises to Tenant, substantially completed, on the Estimated Term Commencement Date.

          5.2. The term commencement date of the Term of this Lease shall be the earlier of (i) the date Landlord tenders possession of the Demised Premises to Tenant with construction of the Improvements substantially complete; (ii) the date Tenant actually accepts possession of the entire Demised Premises and commences to conduct business therefrom; or (iii) the date that construction of the Improvements would have been substantially completed but for Tenant-Caused Delays, as that term is defined in Section 27.2 (the “Term Commencement Date”).

               5.2.1. Commencing with the notice required to be delivered to Tenant pursuant to Section 3.2.1, above, and continuing monthly thereafter, Landlord shall also deliver to Tenant written estimates of the expected actual Term Commencement Date. Notwithstanding anything to the contrary in this Lease, Landlord shall provide Tenant with no less than thirty (30) days’ prior notice, in writing, that the Demised Premises are, or shortly shall be, available for occupancy.

               5.2.2. Landlord and Tenant shall each execute and deliver to the other written acknowledgment of the actual Term Commencement Date and the date when the Term will expire when such is established and shall attach it to this Lease as Exhibit “E”; however, failure to execute and deliver such acknowledgment shall not affect Tenant’s liability hereunder.

               5.2.3. Tenant may elect, by delivering written notice to Landlord within ten (10) business days prior to the Target Commencement Date (as established in accordance with Section 3.2.1, above), to occupy the Demised Premises for a period of fifteen (15) days following the Term Commencement Date for the purpose of installation of fixtures and other equipment or improvements which are not part of the Improvements, without the immediate obligation to pay Annual Rent for such fifteen (15) day period; provided, however, that the Annual Rent which would have been applicable to and payable for such fifteen (15) day period shall be added to the Annual Rent payable during the remainder of the Initial Term and equally amortized over the remainder of the Initial Term and the Annual Rent payable by Tenant during the remainder of the Initial Term shall be increased accordingly.

           5.3. Landlord shall allow Tenant to enter upon the Demised Premises prior to the Term Commencement Date for the purpose of installation of fixtures and other equipment or improvements which are not part of the Improvements, provided such entry shall be coordinated in advance with Landlord and Landlord’s Contractor (as defined in the Work Letter) so as to not interfere with the construction by Landlord or Landlord’s Contractor of the Improvements. Such entry shall be subject to all the terms and conditions of this Lease, and the

Work Letter, other than for the payment of Annual Rent or Additional Rent. Such entry shall not constitute possession for purposes of establishing the Term Commencement Date.

          5.4. Prior to Tenant’s initial entry onto the Demised Premises for the purpose of (i) installing improvements that are not a part of the Improvements, or (ii) placing Tenant’s personal property within the Demised Premises, Tenant and Landlord shall furnish each other evidence satisfactory to the other that insurance coverages required under the provisions of Section 18 herein are in effect.

     6. Rent.

          6.1. Annual Rent. Tenant agrees to pay Landlord as annual rent (the “Annual Rent”) for the Demised Premises the sums set forth in Section 2.5 of this Lease, subject to adjustment as provided in Section 5.2.3, above, and Section 6.4, below. Annual Rent shall be paid in equal monthly installments, with each payment made in advance on the first day of each and every calendar month during the Term of this Lease, except that the first full month’s installment of Annual Rent (plus the monthly installment of Annual Rent pro rated for any partial month at the beginning of the Term hereof) shall be paid by Tenant to Landlord on the Term Commencement Date (i.e. if the Term Commencement Date is April 15, 1996, Tenant will pay its monthly installment of Annual Rent for May, together with a prorated portion of the Annual Rent for April, on April 15, 1996; the next monthly installment of Annual Rent will be due on June 1, 1996).

          6.2. Additional Rent. In addition to Annual Rent, Tenant agrees to pay, as additional rent (“Additional Rent”), at times hereinafter specified in this Lease (i) all Operating Expenses which, pursuant to Section 11 of this Lease, are paid by Landlord, (ii) all Operating Expenses which, pursuant to Section 11 of this Lease, Tenant is obligated to pay directly, and (iii) any other amounts that Tenant assumes or agrees to pay under this Lease that are owed to Landlord, including, without limitation, any and all other sums that may become due by reason of an Event of Default by Tenant or by reason of Tenant’s failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant.

          6.3. No Deduction or Offset. Annual Rent and Additional Rent are together denominated in this Lease as “Rent”. Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America, at the office of Landlord as set forth in Section 2.7, herein or to such other person or at such other place as Landlord may from time to time designate in writing with not less than three (3) business days advance notice to Tenant. In the event the Term of this Lease commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then current rate for such fractional month.

          6.4. Adjustments in Annual Rent.

               6.4.1. Changes in Size of Building; Initial Adjustment in Annual Rent. Landlord and Tenant acknowledge that the final design, configuration, and square footage of the

Demised Premises, including Tenant Improvements, has not been finalized as of the execution of this Lease. The schedule of Annual Rent which appears in Section 2.5 was based on the following projections: (a) the Building will contain 140,000 square feet of Gross Area (as defined in Section 1.2 of this Lease) (the “Projected Gross Area”), (b) the Total Project Cost, including the Tenant Improvements will be Ten Million Eight Hundred Eight Thousand Dollars ($10,808,000) (the “Projected Total Project Cost”), (c) the Land Cost (as defined in Section 6.4.1(b), below) will be Two Million Five Hundred Thousand Dollars ($2,500,000), and, (d) the Annual Rent during the first thirty (30) months of the Term will be One Million Four Hundred Twenty Thousand Nine Hundred Six Dollars ($1,420,906) (the “Projected Initial Annual Rent”). Upon the completion of the Improvement Plans and a final determination of the Gross Area of the Building to be constructed by Landlord (“Actual Gross Area”):

                    (a) the Projected Total Project Cost shall be adjusted by applying to it a fraction, the numerator of which is the Actual Gross Area and the denominator of which is the Projected Gross Area;

                    (b) the “Land Cost” of the Demised Premises shall equal the total cost to Landlord of acquiring and holding the Land until commencement of construction of the Demised Premises, and will include, (x) the purchase price paid to the seller of the Land ($2,350,000), (y) any costs, fees or other expenses incurred to third parties in connection with the acquisition of the Land (e.g. title insurance premiums, the costs of surveyors, environmental consultants and soils engineers, loan fees and points, demolition costs, etc.), and (z) expenses incurred in connection with the ownership of the Land from and after such acquisition until the commencement of construction, including real property taxes, property owners’ association fees and dues, and debt service on mortgage-secured financing used to acquire the Land, including any interest paid thereon.

                    (c) the Projected Initial Annual Rent (and the projected Annual Rent for each succeeding period described in Section 2.5) shall be adjusted by applying to it a fraction, the numerator of which is the sum of (i) the Projected Total Project Cost, as adjusted pursuant to subsection (a), above, and (ii) the Land Cost, and the denominator of which is the sum of (y) the Projected Total Project Cost (without adjustment), and (z) the Land Cost.

By way of example only, if the Actual Gross Area of the Building is 130,000 square feet, then the Projected Total Project Cost will be decreased to Ten Million Thirty Six Thousand Dollars ($10,036,000) ($10,808,000 x [130,000 ÷ 140,000]). The Projected Initial Annual Rent will be decreased to One Million Three Hundred Thirty Eight Thousand Four Hundred Seventy Nine Dollars ($1,338,479) ($1,420,906 x [($10,036,000 + 2,500,000) ÷ (10,808,000 + 2,500,000)]). For purposes of this Lease, and this Section 6.4 in particular, the terms “Projected Total Project Cost” and “Projected Initial Annual Rent” shall mean the amounts as adjusted in accordance with this Section 6.4.1.

               6.4.2. Changes in Total Project Cost; Final Adjustment of Annual Rent.

                    (a) Increase in Total Project Cost. If the Total Project Cost (as determined in accordance with Section 6.5, below) exceeds the Projected Total Project Cost (the “Total Project Cost Excess”), the Annual Rent, effective as of the Term Commencement Date, shall equal and be established as the sum of (i) the Projected Initial Annual Rent, and (ii) an amount equal to the product of (x) the Total Project Cost Excess and (y) eleven percent (.11), and the Annual Rent for the balance of the Term, as scheduled in Section 2.5 of this Lease, shall be adjusted accordingly. Notwithstanding the foregoing, provided the Improvement Plans have been prepared in substantial conformance with Schedule 1 to the Work Letter, only one-half (½) of any Total Project Cost Excess greater than Four Hundred Thousand Dollars ($400,000) shall be included in the calculation of the increase in Annual Rent.

By way of example only, if the Projected Total Project Cost and Projected Initial Annual Rent, were the amounts used in the example in Section 6.4.1, above, and a Total Project Cost Excess of Five Hundred Thousand Dollars ($500,000) were experienced, then the Annual Rent, effective as of the Term Commencement Date, would be One Million Four Hundred Seventy Thousand Four Hundred Six Dollars ($1,470,406) ($1,420,906 + [$400,000 x .11] + [$100,000 x .11 x. 50]) and the Annual Rent for each succeeding period would be increased by a like amount.

                    (b) Decrease in Total Project Cost. If the Total Project Cost (as determined in accordance with Section 6.5, below) is less than the Projected Total Project Cost (the “Total Project Cost Savings”), the Annual Rent, effective as of the Term Commencement Date, shall equal and be established as the sum of (i) the Projected Initial Annual Rent, less (ii) an amount equal to fifty percent (.50) of the product of (x) the Total Project Cost Savings and (y) eleven percent (.11), and the Annual Rent for the balance of the Term, as scheduled in Section 2.5 of this Lease, shall be adjusted accordingly.

By way of example only, if the Projected Total Project Cost and Projected Initial Annual Rent, were the amounts used in the example in Section 6.4.1, above, and a Total Project Cost Savings of Five Hundred Thousand Dollars ($500,000) were experienced, then the Annual Rent, effective as of the Term Commencement Date, would be One Million Three Hundred Ninety Three Thousand Four Hundred Six Dollars ($1,393,406) ($1,420,906 - [.50 x [$500,000 x .11]]) and the Annual Rent for each succeeding period would be decreased by a like amount.

                    (c) Timing of Adjustment of Annual Rent. As soon as practicable following the Term Commencement Date, the actual Total Project Cost will be determined in accordance with the terms of Section 6.5, below, and the Annual Rent, throughout the Term as scheduled in Section 2.5 of this Lease, shall be determined. Since the Total Project Cost, and resulting adjustments in Annual Rent, if any, will not be finally determined until after the Term Commencement Date and, accordingly, the Annual Rent, as scheduled in Section 2.5 of this Lease, will not have been finally determined prior to the Term Commencement Date, the Annual Rent as of the Term Commencement Date shall be the Projected Initial Annual Rent, as adjusted pursuant to Section 6.4.1, above. When any final adjustment in the Annual Rent is finally determined in accordance with this Section 6.4.2, Landlord and Tenant shall each execute and deliver to the other an addendum to this Lease formalizing the actual Annual Rent, as adjusted, in the form of Exhibit “E” to this lease. If, as a result of any such adjustment, there has been an underpayment of Annual Rent since the Term Commencement Date, Tenant shall, with the next scheduled monthly payment of Annual Rent, pay to Landlord any such underpayment. If, as a result of any such adjustment, there has been an overpayment of Annual Rent since the Term Commencement Date, Tenant shall, with the next scheduled monthly payment of Annual Rent, receive a credit against such monthly payment (and to the extent necessary succeeding monthly payments) in the amount of any such overpayment.

               6.4.3. Excess Tenant Improvements. Landlord and Tenant acknowledge that the Projected Total Project Cost has been determined based on an expectation that twenty percent (20%) of the Building would be improved with “fixed wall” Tenant Improvements. Landlord and Tenant expect that, in fact, the Tenant Improvements will be substantially all “fixed wall.” Furthermore, the Projected Total Cost was not expected to include the cost of “side lights” installed in office demising walls located next to the doors it offices in the Building, although it is now expected that “side lights” will be installed next to each office door in the Building. The construction of these excess Tenant Improvements involves expenses to Landlord which have not been included in the Projected Total Project Cost and will, therefore, be treated separately from the calculation of Annual Rent. Landlord and Tenant have agreed that Landlord will incur Eight Hundred Sixty Thousand Dollars ($860,000) in expense in the construction of the additional “fixed walls” and that Landlord will incur One Hundred Twelve Thousand Dollars ($112,000) in expense in the installation of the “side lights.” The additional expenses associated with these specific excess Tenant Improvements shall be repaid to Landlord through the payment by Tenant of Additional Rent payable, on a monthly basis throughout the Initial Term, in an amount equal to Fourteen Thousand Ninety Two Dollars ($14,092). Such amount shall not be (i) subject to increases pursuant to Section 2.5 of this Lease, nor (ii) included in the determination of Option Term Annual Rent, nor (iii) considered a Tenant Change hereunder. In lieu of paying the Additional Rent described above, Tenant may elect, in a writing delivered to Landlord on or before June 30, 1995, to pay to Landlord the Nine Hundred Seventy Two Thousand Dollars ($972,000) cost of the excess Tenant Improvements, in a lump sum cash payment, which, if Tenant makes such election, shall be due and payable from Tenant, as Additional Rent, to Landlord within five (5) days after Landlord’s written demand therefor. It is Landlord’s expectation that these funds will be required at the time of the recordation of the construction loan for the Building.

               6.4.4. Payment for Tenant Changes. Landlord and Tenant acknowledge that the Projected Total Project Cost reflected in Section 6.4.1, above, has been determined based on an expectation that the Improvement Plans will be prepared in substantial conformance with Schedule 1 to the Work Letter. The provisions of Section 6.4.2, above, which address the results of increases in Total Project Cost, use the Projected Total Project Costs as a baseline from which increases are measured. Increases in Total Project Costs which are the result of Tenant Changes (as such term is defined in Exhibit C, Section I.H.1) shall, therefore, be treated separately from the increases described in Section 6.4.2, as follows:

               (a) With respect to a Tenant Change which is of a permanent nature and related to (1) the Building shell (i.e. the Building excluding Tenant Improvements),

(2) the size, configuration and location on the Land of the Building or improvements to the Building site, or (3) Building systems (e.g. HVAC), the Annual Rent shall be increased by an amount equal to the product of (i) the Total Project Cost associated with that Tenant Change and (ii) eleven percent (11%). Such amount shall not be (i) subject to increases pursuant to Section 2.5 of this Lease, or (ii) included in the determination of Option Term Annual Rent;

                    (b) With respect to a Tenant Change which involves items similar to Tenant Improvements (e.g. wall coverings, floor coverings, millwork, lighting) the cost of such Tenant Improvements shall be repaid to Landlord through the payment by Tenant of Additional Rent payable, on a monthly basis throughout the Initial Term, of an amount sufficient to fully amortize the Total Project Cost associated with that Tenant Change over the Initial Term while applying an interest rate of nine percent (9%) per annum. Such amount shall not be (i) subject to increases pursuant to Section 2.5 of this Lease, nor (ii) included in the determination of Option Term Annual Rent; and

                    (c) With respect to a Tenant Change which involves items of furniture, trade fixtures and non-permanent equipment (e.g. special data and telephone cabling (Landlord shall provide and install the conduit), security systems, kitchen improvements (including, without limitation, equipment, fixtures, furnishings and mechanical system alterations), fitness equipment, and signage in addition to that described elsewhere in this Lease), these shall either (A) be paid by Tenant, in full and in advance of installation, or, (B) if purchased by Landlord, Tenant shall pay Landlord for such items (at Landlord’s cost) in advance of Landlord’s commitment to purchase.

                    (d) In lieu of paying the additional Annual Rent described in subsection (a), above, and/or the additional payments described in subsection (b), above, Tenant may elect (which election shall be made at the time Landlord provides the written response to Tenant’s request for the Tenant Change described in Section I.H.2 of the Work Letter), to pay directly to Landlord the cost of such Tenant Change, in cash, within five (5) days after written demand therefor delivered to Tenant by Landlord at the time of Landlord’s approval of the requested Tenant Change or any time thereafter.

          6.5. Total Project Cost. The term “Total Project Cost” shall mean costs reasonably and necessarily incurred by Landlord in the proper performance of its obligation to construct the Improvements, as determined in accordance with this Section 6.5 and the Work Letter.

               6.5.1. Components of Total Project Costs. Subject to the foregoing general definition, Total Project Costs shall include all costs and expenses of the type and character described below and which are paid to third parties (with the exception of the development fee described in subsection (m) below), including, without limitation for:

                    (a) Architectural and engineering services.

                    (b) Space planning and design services.

                    (c) Consulting and professional services, including legal and accounting.

                    (d) Governmental permits, plan check inspections and approvals and other government imposed fees and charges.

                    (e) Utility company hook-ups, installation charges, sewer and water capacity fees, meter(s) and associated piping and other related charges.

                    (f) Insurance, bonds, assessments, and property taxes during course of construction.

                    (g) Sales and property taxes during course of construction.

                    (h) Grading, paving and landscaping of the Land.

                    (i) All payments and charges owed under any construction contract or subcontract entered into by Landlord in connection with the construction of the Improvements, including the Building and the Tenant Improvements.

                    (j) To the extent not included in (i), above, labor and material costs incurred in the construction of the Improvements.

                    (k) Contract bidding and cost budgeting services.

                    (l) Interest on construction and permanent financing and related costs and expenses, including points, loan charges and fees.

                    (m) A development fee payable to Landlord in the amount of Three Dollars ($3.00) per square foot of the Gross Area of the Building.

                    (n) Leasing commissions paid by Landlord to The Staubach Company and Colliers Illif Thorn.

                    (o) All other costs and services directly related to the construction or installation of the Improvements, including payments to San Diego Gas & Electric incurred during construction of Additional Improvements for use of the SDG&E Land.

               6.5.2. Exclusions from Total Project Costs. Total Project Cost shall not include the following:

                    (a) Salaries and other compensation paid to Landlord’s personnel located at Landlord’s principal office or offices other than on the Demised Premises.

                    (b) Expenses of Landlord’s principal office or offices other than on the Demised Premises, including overhead and general expenses.

                    (c) Costs incurred due to the active negligence of Landlord or any person directly or indirectly employed by Landlord and for whose acts Landlord is liable, and which result in costs for the correction of damaged, defective or nonconforming work, disposal and replacement of materials and equipment incorrectly ordered or supplied.

                    (d) Costs related to Landlord’s acquisition of the Land, which shall be included in Land Cost for purposes of determining Annual Rent pursuant to Section 6.4.1, above.

               6.5.3. Landlord’s Maintenance of Records of Total Project Cost. Landlord shall keep and maintain full and detailed records and accounts of Total Project Costs incurred in the construction of the Improvements and exercise such controls as may be necessary for proper financial management and reporting under this Lease to the extent related to the construction of the Improvements. Tenant shall be afforded access to Landlord’s records and accounts, books, correspondence, instructions, drawings, receipts, contracts and subcontracts, purchase orders, vouchers, memoranda and other data relating to Total Project Costs, and shall preserve them for a period of one (1) year after substantial completion of construction of the Improvements.

               6.5.4. Determination of Total Project Cost; Arbitration of Differences.

                    (a) Within ninety (90) days following substantial completion of construction of the Improvements, Landlord shall calculate (i) the final Total Project Cost in accordance with this Section 6.5 and the Work Letter, (ii) any further adjustment of the Annual Rent resulting from the application of Section 6.4, above, in light of the final Total Project Cost (i.e. determine an increase or decrease in Annual Rent) and (iii) the initial Annual Rent and the Annual Rent for the balance of the Term as reflected in Section 2.5, and shall deliver the results of those calculations (together with reasonably detailed supporting explanations) to Tenant, in writing (“Final Rent Notice”).

                    (b) Within thirty (30) days after Tenant’s receipt of the Final Rent Notice, Tenant shall deliver to Landlord, either (i) a written acceptance of the Final Rent Notice, in which case the initial Annual Rent shall be the Annual Rent as reflected in the Final Rent

Notice, or (ii) a written rejection of the Final Rent Notice, identifying the specific basis upon which Tenant is challenging the Final Rent Notice (“Final Rent Response”), during which thirty (30) day period Landlord shall be reasonably available to meet with Tenant and explain and further substantiate the basis for the Final Rent Notice. Tenant’s failure to deliver to Landlord a Final Rent Response within such thirty (30) day period shall be deemed Tenant’s acceptance of the Final Rent Notice and the Annual Rent and Section 2.5 of this Lease shall be deemed modified accordingly.

                    (c) If Tenant rejects the contents of the Final Rent Notice, Landlord and Tenant shall meet and endeavor, in good faith, to resolve their differences. If, after fifteen (15) days following delivery to Landlord of the Final Rent Response, Landlord and Tenant have not resolved their differences, they shall immediately submit their differences to binding arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association, and judgment upon the determination of the arbitrator may be entered in any court having jurisdiction thereof. Notice of demand for arbitration shall be filed by Landlord in writing with Tenant; provided, however, that if Landlord has not filed such demand for arbitration within ten (10) days after the end of such fifteen (15) day period, Tenant may file the demand for arbitration. At the commencement of such an arbitration, Landlord and Tenant shall each submit to the arbitrator a written statement of what they contend is the proper Total Project Cost and Annual Rent. The arbitrator’s sole responsibility shall be to determine which of the two calculations of Total Project Cost and Annual Rent is most accurate and may select only Landlord’s calculation or Tenant’s calculation. Whichever party’s calculation is accepted shall be considered the prevailing party and the losing party shall bear all costs associated with such arbitration, including the other party’s reasonable legal expenses and reasonable expenses of other appropriate third party professional advisors not affiliated with either party (e.g. accountants, auditors).

     7. Authorized Use. The Demised Premises are leased to Tenant for general office, production and distribution of Tenant’s products; and shall be used for no other purpose without first securing the prior written consent of Landlord, which consent shall not be unreasonably withheld.

          7.1. Tenant shall conduct its business operations and use the Demised Premises in compliance with all Applicable Laws and Instruments of Record. “Applicable Law(s)” is used in this Lease to mean all laws, rules, regulations, zoning requirements, ordinances, directives, covenants, easements and restrictions of record, permits, certificates of occupancy (temporary and permanent), the requirements of any applicable fire insurance underwriter or rating bureau relating in any manner to the Demised Premises (including but not limited to matters pertaining to (i) the Americans with Disabilities Act (“ADA”) (ii) industrial hygiene, (iii) environmental conditions on, in, under or about the Demised Premises, including soil and groundwater conditions, and (iv) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, sale or release of any Hazardous Substance or storage tank), now in effect or which may hereafter come into effect, and whether or not reflecting a change in policy from any previously existing policy. The term “Instruments of Record” is used in this lease to mean all matters affecting title to the Demised Premises or the use thereof, including, without limitation, the Declaration of Restrictions (Summers’ Governor Park) dated as of June

30, 1982, and the Summers Governor Park Design Guide promulgated thereunder. Tenant shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Demised Premises which is declared by any governmental authority having jurisdiction to be a violation of any Applicable Law or by any person or entity with competent jurisdiction to be a violation of an Instrument of Record. Throughout the Term of this Lease and/or Tenant’s occupancy of the Demised Premises, Tenant shall, at its expense, comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant’s use or occupancy of the Demised Premises, impose any duty upon Tenant or Landlord with respect to the Demised Premises or with respect to the use or occupancy thereof.

          7.2. Tenant shall not allow the Demised Premises to be used for unlawful purposes, nor shall Tenant cause, maintain or permit any nuisance or waste in or on the Demised Premises.

          7.3. Landlord shall deliver the Demised Premises to Tenant in substantial compliance with the Improvement Plans, all Instruments of Record and all Applicable Laws. Tenant agrees, at its own cost, to comply with all Applicable Laws and Instruments of Record, whether or not compliance therewith shall require changes in the Improvements, except to the extent such changes are the result of Landlord’s failure to deliver the Demised Premises in compliance with those Applicable Laws and Instruments of Record, and except to the extent of any required changes related to the public areas on (e.g. common areas, lobbies, public restrooms), or means of public access to (e.g. walkways, elevators), the Demised Premises, in which case Landlord shall be responsible for those changes at its sole cost and expense. Items considered “public” for purposes of this Section 7.3 shall be those which, by their nature or use, are not intended exclusively for use by Tenant or its employees and invitees.

          7.4. The insurance required to be maintained by Landlord and Tenant pursuant to the provisions of Section 18.2 of this Lease shall be based on Tenant’s actual use of the Demised Premises. If, after the Term Commencement Date, the use of the Demised Premises changes to another permitted use, such insurance shall, to the extent available, be changed to the extent necessary to provide the required coverages in a manner consistent with the changed use. Tenant shall not do or permit to be done anything which will invalidate any fire, extended coverage or any other insurance policy covering the Building or the Demised Premises. Tenant shall comply with all reasonable rules, orders, regulations and requirements of the insurers of the Demised Premises. Tenant shall pay for any additional premium charged for any policy by reason of Tenant’s failure to comply with the provisions of this Lease, or by reason of Tenant’s particular use of the Demised Premises.

          7.5. Tenant shall keep the exterior appearance of the Demised Premises in a neat and attractive condition, comparable to the appearance as of the Term Commencement Date, subject to normal wear and tear, and at all times in accordance with all Applicable Laws and Instruments of Record, subject to Landlord’s obligation to have delivered the Demised Premises in accordance therewith. In this regard, Tenant shall not place any unsightly items on the Demised Premises which are visible from the surrounding areas.

          7.6. No equipment weighing in excess of the load per square foot which such floor was designed to carry, or which is allowed by law, shall be placed upon the Demised Premises. The Improvement Plans shall specify the load bearing capacities of all floors in the Building.

          7.7. Tenant shall pay all costs, expenses, claims, fines, penalties and damages that may, in any manner, arise out of or be imposed as a result of the failure of Tenant to comply with the provisions of this Section 7.

     8. Condition of the Premises.

          8.1. Tenant acknowledges that the development of the Demised Premises has been undertaken on a “build-to-suit” basis and that neither Landlord nor any agent of Landlord has made any representations or warranties (i) with respect to the condition of the Demised Premises or the Building, as designed, except as set forth herein or in the Work Letter, or (ii) with respect to the suitability of the Demised Premises, as designed, for the conduct of Tenant’s business.

          8.2. Landlord makes no warranties or representations with regard to any portion of the Demised Premises, and Tenant shall accept the Demised Premises in the condition they are in on the Term Commencement Date (subject to the completion of minor “punch-list” items (as described in and in accordance with Section I.G.8 of the Work Letter) that may still need to be corrected), except that (i) the Demised Premises shall be constructed in substantial compliance with the Improvement Plans, Applicable Laws and the Instruments of Record, and (ii) for the Term of this Lease, the Improvements shall be free of latent defects in construction, workmanship and materials, and Landlord shall be responsible, at Landlord’s sole cost and expense, for the prompt and diligent repair of any such latent defects which manifest themselves during the Term.

          8.3. Except to the extent related to a latent defect which is the subject of Landlord’s warranty in Section 8.2, above, and subject to Landlord’s obligations regarding the condition of the Demised Premises when delivered to Tenant under Section 7.3 of this Lease, Tenant shall be entitled to pursue any available remedies and claims against the construction contractors, equipment suppliers, manufacturers and other responsible third parties for any defects that may be discovered in the Demised Premises. Landlord shall assign, on a non-exclusive basis, to Tenant any such claims if such an assignment is appropriate to enable Tenant to pursue said claims and remedies. Landlord shall also be entitled to pursue available remedies against said third parties. Any warranty made by any person in connection with the construction of the Demised Premises as to any materials, equipment or other items contained and incorporated herein shall inure to the benefit of and be deemed to have been made to Landlord, copies of all of which shall be delivered to Tenant.

     9. Repairs and Maintenance.

          9.1. Tenant’s Obligations. Except to the extent specifically identified as Landlord’s responsibility in Section 9.2, below, Tenant shall, at its own expense, keep the

Demised Premises, and every part thereof, including, but not by way of limitation, the grounds, landscaped areas, truck parking and loading and dock areas, the roof and roof membrane, drainage swales, gutters, downspouts, glass, interior and exterior portions of the Building, and the plumbing, heating, air-conditioning, wiring, elevators and other mechanical systems therein, the facilities thereof and all sidewalks, parking areas, driveways, passageways and alleys adjacent thereto and other appurtenances thereunto belonging, in good order, appearance, condition and repair (reasonable wear and tear excepted), free of obstructions, dirt, and rubbish, and so as to comply fully and at all times with all Applicable Laws consistent with other first-class business and industrial parks in the North City Area. Tenant agrees to make all replacements and repairs to the Demised Premises necessary to maintain the Demised Premises in the condition described in the preceding sentence. Tenant, at its own expense, shall also seal (paint) the exterior of the Building periodically during the Term (including the Option Term) of this Lease in accordance with the recommendations of the manufacturer of the material used for the exterior of said Building. All repairs, replacements and renewals shall be at least equal in quality and class to the original work. Any and all warranties to which Landlord is entitled in connection with the development and construction of the Demised Premises, including, without limitation, those referred to in Section 8 of this Lease, shall be assigned to Tenant when and where appropriate, on a non-exclusive basis, for the Term of this Lease. Because Tenant is undertaking the responsibility for most aspects of the ongoing maintenance of the Demised Premises, Tenant waives the provisions of California Civil Code Sections 1941 and 1942 with respect to Landlord’s obligations for tenantability of the Demised Premises and Tenant’s right to make repairs and deduct the expenses of such repairs from Rent.

          9.2. Landlord’s Obligations. In addition to Landlord’s obligations under Sections 7.3 and 8.2 of this Lease, and as a limitation on Tenant’s obligations under Section 9.1, above, Landlord shall, at its own expense, keep the structural elements of all exterior walls (except for painting of the exterior walls, which shall be Tenant’s responsibility), the Building foundation and all underground utilities, in good order, condition and repair, and so as to comply fully and at all times with all Applicable Laws and all Instruments of Record consistent with other first-class business and industrial parks in the North City Area.

     10. Right of Entry by Landlord. Landlord or Landlord’s agents and representatives shall be permitted during the Term of this Lease to inspect the Demised Premises during reasonable business hours for the purposes inspecting the Demised Premises and ascertaining their condition and making such replacements and repairs and performing any other act as may be required of Landlord or Tenant under the terms of this Lease upon twenty-four (24) hours prior verbal notice to Tenant, except in the case of emergency, in which case no notice shall be required. Landlord shall also be permitted access to the Demised Premises during reasonable business hours, upon twenty-four (24) hours prior verbal notice to Tenant, for the purpose of showing the Demised Premises to prospective purchasers or mortgagees, Tenant shall have the right to accompany Landlord on any such inspection. Additionally, Tenant agrees to maintain keys for all locked doors in the Demised Premises in a fire department controlled lock box located on the Demised Premises. During the twelve (12) months prior to the expiration of the Term, Landlord shall be permitted access to the Demised Premises during reasonable business hours, upon twenty-four (24) hours prior verbal notice to Tenant, for the purpose of showing the Demised Premises to prospective Tenants. During the nine (9) months prior to the expiration of the Term, Landlord shall be entitled to post suitable notice on the Demised Premises that the same are “for sale” or “for lease”. Landlord’s access shall be subject to such reasonable controls as are necessary to preserve Tenant’s trade secrets and to maintain Landlord’s safety.

     11. Operating Expenses.

          11.1. Definition of “Operating Expenses”. As used herein, the term “Operating Expenses” shall include, but not be limited to:

               11.1.1. Government impositions including, without limitation, property tax costs consisting of real and personal property taxes (except as specified in Section 11.2 below), assessments, including amounts due under any improvement bond upon the Building and/or Demised Premises or assessments levied in lieu thereof imposed by any governmental authority or agency, any tax on or measured by gross rentals received from the rental of space in the Building, or tax based on the square footage of the Demised Premises or Building (if such tax is enacted in lieu of presently existing real property taxes).

               11.1.2. Any parking charges, utilities, surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any federal, state, regional, municipal or local government authority in connection with the use or occupancy of the Building or the parking facilities serving the Building.

               11.1.3. Any tax on any document to which Tenant is a party creating or transferring an interest in the Demised Premises (excluding any transfer tax upon a sale by Landlord of the Demised Premises).

               11.1.4. Any fee for a business license to operate the Demised Premises.

               11.1.5. Any expenses, including the cost of attorneys or experts, reasonably incurred in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof.

               11.1.6. Costs paid or incurred directly related to the operation, maintenance and management of the Building and the Demised Premises including, by way of example, and not as a limitation upon the generality of the foregoing, costs of repairs and replacements to improvements within the Demised Premises as appropriate to maintain the Demised Premises in first-class condition, costs to comply with applicable governmental requirements for the Demised Premises, assessments, fees or dues paid to the Summers’ Governor Park Property Owners Association, special utility assessments, including sewer fees, trash collection, cleaning, maintenance of heating, ventilation and air conditioning systems, maintenance of landscape and grounds, maintenance of drives and parking areas, insurance premiums, portions of insured losses paid as part of the deductible portion of loss by reason of insurance policy terms, service contracts (including, by the way of example only, HVAC, elevator and roof maintenance, landscaping services, security and trash collection and removal) and costs of services of independent contractors retained to do work of the nature referenced above.

               11.1.7. Ground Lease payments attributable to the SDG&E Land.

          11.2. Exclusions from Operating Expenses. Operating Expenses shall not include:

               11.2.1. Any net income, franchise, capital stock, estate or inheritance taxes.

               11.2.2. Any increase in ad valorem real property taxes assessed against the Demised Premises which are the result of a reassessment of the value of the Demised Premises in connection with a sale of the Demised Premises during the Term, but only to the extent of those taxes which are assessed based on the value of the Demised Premises which exceed the sum of Total Project Costs and Land Cost.

               11.2.3. All costs associated with the operation of the business of the Landlord, as distinguished from the costs of operations of the Demised Premises, including, but not limited to, costs of partnership accounting and legal matters, costs of defending any lawsuits with any Lender (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’ s interest in the Demised Premises (other than in connection with the construction and initial financing of the Demised Premises), costs of any disputes between Landlord and its employees, costs of disputes of Landlord with its own agents, employees and contractors, or costs paid in connection with disputes with Tenant or any other tenants.

               11.2.4. Advertising and promotional costs.

               11.2.5. Expenses resulting from Landlord’s failure to have constructed and delivered the Demised Premises in substantial conformance with the Improvement Plans, Applicable Laws and Instruments of Record, including costs incurred by Landlord ‘in connection with the construction of the Demised Premises, the correction of defects in construction, or to the extent related to Landlord’s active negligence or willful misconduct.

               11.2.6. Expenses which, under generally acceptable accounting principles and sound management practices consistently applied would not be considered normal maintenance or operating expenses.

               11.2.7. Expenses related to the creation or maintenance of reserves for equipment or capital replacement.

               11.2.8. Depreciation and amortization of the Demised Premises.

               11.2.9. Costs incurred due to violation by Landlord of the terms and conditions of this Lease.

               11.2.10. Payments in respect to overhead or profit to subsidiaries or affiliates of Landlord (including any property management fees paid to Landlord or its affiliates), or to any party as a result of a non-competitive selection process, for services to the Demised Premises, or for supplies or other materials, all to the extent that such costs exceed the costs that would have been paid had the services, supplies or materials been provided by parties unaffiliated with Landlord on a competitive basis.

               11.2.11. Interest on debt or amortization payments on any mortgages or deeds of trust or any other debt instrument encumbering the Demised Premises or any payments on ground leases, other than the lease, license or permit for the SDG&E Land.

          11.3. Payment of Operating Expenses. Tenant shall pay all of the Operating Expenses directly to the third party to whom the expense is payable, as such Operating Expenses become due and payable. Within ten (10) business days following Landlord’s written request to Tenant, Tenant shall furnish to Landlord appropriate evidence of the Operating Expenses which have been paid by Tenant directly to a third party.

               11.3.1. Notwithstanding the foregoing, Landlord may elect to pay any or all of the Operating Expenses directly without relieving Tenant of financial responsibility for such expenses. In the event of such an election, Landlord shall give Tenant at least thirty (30) days prior written notice of Landlord’s election and commitment to pay said Operating Expense(s), which notice shall identify which Operating Expenses Landlord is undertaking to pay directly and the date when such Operating Expenses become due. Any Operating Expenses which Landlord undertakes to pay directly shall be paid by Tenant to Landlord at least twenty (20) days prior to the scheduled due date (“Advance Expense Payment”). Any Operating Expenses which Landlord undertakes to pay directly and owed by Tenant to Landlord shall be deemed Additional Rent as defined in Section 6.2 of this Lease.

               11.3.2. If Landlord makes the election described in Section 11.3.1 and Tenant fails to make an Advance Expense Payment when due, in addition to any other remedies available to Landlord under this Lease, Landlord may, thereafter, institute a procedure whereby Tenant shall pay to Landlord monthly installments of such Operating Expenses based upon Landlord’s reasonable estimate of the annual amount of the Operating Expenses which Landlord has undertaken to pay directly. If such a monthly installment arrangement is instituted by Landlord, then Landlord shall provide Tenant, in writing, a statement containing an estimate of the amount of Operating Expenses which will be paid by Landlord for the current year and calculating the monthly installment due from Tenant to enable Landlord to pay those expenses when due (the “Monthly Installment”); and Tenant shall pay to Landlord, on the first day of each calendar month of the Term of this Lease thereafter, as Additional Rent, the Monthly Installment.

               11.3.3. Within ninety (90) days after the conclusion of each calendar year during the Term, Landlord shall furnish to Tenant a statement showing, in reasonable detail,

the actual Operating Expenses which Landlord paid during the previous calendar year. If the amounts paid by Tenant for said Operating Expenses (whether pursuant to Section 11.3.1 or 11.3.2, above) are less than the actual amount of said Operating Expenses for the previous year, that additional sum shall be due and payable by Tenant to Landlord within thirty (30) days after receipt by Tenant of said statement. If the amounts paid by Tenant to Landlord exceed the actual Operating Expenses paid by Landlord for the previous calendar year, the difference shall be credited by Landlord against the Rent next due and owing from Tenant; provided that, if the Term has expired, Landlord shall accompany said statement with a payment to Tenant for the amount of such difference.

          11.4. Audit of Operating Expenses. Tenant shall have the right, at its own cost and expense, to audit or inspect Landlord’s detailed records each year with respect to Operating Expenses, as well as all other additional rent payable by Tenant pursuant to this Lease for any year of the Term. Landlord shall maintain at its principal place of business for a period of at least twelve (12) months after the expiration of each calendar year during the Term, full and accurate books, records and supporting documents in connection with Landlord’s annual statement of Operating Expenses. If Tenant’s audit reveals an overpayment by Tenant, such overpayment shall be credited by Landlord against the Rent next due and owing from Tenant, and if such overpayment equals five percent (5%) or more, Landlord shall pay the costs and expenses of such audit and such overpayment shall be credited by Landlord against the Rent next due and owing from Tenant. In the event the Term has expired, any such overpayment and any such audit expense owed by Landlord to Tenant shall be paid to Tenant within ten (10) business days after determination thereof.

          11.5. Further Limitations on Operating Expenses.

               11.5.1. Tenant shall not be responsible for Operating Expenses attributable to the time period prior to the Term Commencement Date (other than as specified in the Work Letter); provided, however, if Tenant takes possession or occupancy of some or all of the Demised Premises prior to the Term Commencement Date (expressly excluding entry under Section 5.3, above), Tenant shall be responsible for Operating Expenses for the Demised Premises so occupied from such earlier date of possession or occupancy. The responsibility of Tenant for Operating Expenses attributable to the Demised Premises shall continue to the later of (i) the date of termination of this Lease, or (ii) the date Tenant has fully vacated the Demised Premises; but if termination of the Lease is due to an Event of Default by Tenant, Tenant shall be responsible for Operating Expenses even after Tenant has vacated the Demised Premises, as part of the damages to which Landlord is entitled, to the extent of Tenant’s liabilities for an Event of Default.

               11.5.2. Operating Expenses for the calendar year in which Tenant’s obligation to reimburse Landlord commences, and for the calendar year in which such obligation ceases shall be prorated. Expenses such as taxes, assessments and insurance premiums which are incurred for an extended time period shall be prorated based upon time periods to which such items are applicable, so that the amounts attributed to the Demised Premises relate in a reasonable manner to the time period in which Tenant has an obligation to pay for Operating Expenses.

               11.5.3. Any amount due for Operating Expenses attributable to any period which is less than a full month shall be prorated (based on a 30-day month) for such fractional month.

               11.5.4. Landlord and Tenant shall share those Operating Expenses incurred which, although considered normal maintenance or operating expenses would, under generally acceptable accounting principles consistently applied, be considered related to capital improvements, the reasonable useful (i.e. depreciable) life of which would extend beyond the end of the Term (“Long-Term Item”), as follows:

                    (a) Tenant shall pay Operating Expenses related to Long-Term Items, subject to Sections 9.2, 11.2, 11.3.1 and 11.3.2, above.

                    (b) At any time Tenant intends to incur an Operating Expense related to a Long-Term Item, Tenant shall notify Landlord, in writing, and Landlord shall approve such expenditure, which approval shall not be unreasonably withheld or delayed. Landlord shall not be required to approve any expenditure which is not required under this Section 11 for the maintenance and operation of the Demised Premises.

                    (c) At that time, Landlord and Tenant shall also agree on the “useful” (i.e. depreciable) life of the Long-Term Item and shall determine a per-year useful life allocation (the “Useful Life Allocation”) of financial responsibility for that Long-Term Item. By way of example only, financial responsibility for a Long-Term Item which requires the expenditure of $50,000 and which has a five-year “useful” life would be assigned a $10,000 per year Useful Life Allocation.

                    (d) The Useful Life Allocation will be applied to the Operating Expense related to the Long-Term Item, until the full amount of the Operating Expense has been amortized.

                    (e) If, at the end of the Term, there remains any unamortized Useful Life Allocation(s), Landlord shall, within thirty (30) days after the end of the Term, refund to Tenant, such unamortized Useful Life Allocations, in cash.

               11.5.5. Operating Expenses shall be only the actual and reasonable expenses incurred, subject to proration as specified in Sections 11.5.2 and 11.5.3, above.

          11.6. Payment of Taxes. Tenant shall pay not less than ten (10) days before delinquency, all taxes levied against any personal property or trade fixtures in or about the Demised Premises.

          11.7. Taxes on Tenant’s Property. If any taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building is increased by the inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, elects to pay the taxes based upon such increase in assessed value, then Tenant shall, within thirty (30) days after receipt of Landlord’s written demand, repay to Landlord the taxes so levied against Landlord.

     12. Utilities and Services.

          12.1. Tenant shall pay separately for all water, gas, electricity, telephone, trash removal and all other utilities and services supplied to the Demised Premises, whether arranged by Tenant or Landlord, together with any taxes thereon.

          12.2. Landlord shall not be liable for, nor shall any eviction of Tenant result from, the interruption in delivery of any such utility or service to the Demised Premises when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, governmental regulation, moratorium or other governmental action, the inability to furnish such utility or service despite the exercise of reasonable diligence by Landlord or by any other cause beyond Landlord’s reasonable control, excluding only interruptions of service caused solely by Landlord’s active negligence or willful misconduct. In the event of an interruption which is solely the result of the Landlord’s active negligence or willful misconduct, and which prevents Tenant from conducting regular business on the Demised Premises, Rent shall be abated to the extent Tenant’s regular business operations are interrupted, commencing upon the date of interruption until the delivery of such utilities or services are restored to the Demised Premises and Landlord shall be responsible for Tenant’s damages directly caused by such active negligence or willful misconduct. The abatement of rent and Landlord’s liability for Tenant’s damages are conditioned upon Landlord’ s receipt of the proceeds of the rental interruption insurance which Tenant is required to maintain pursuant to Section 18.4 of this Lease, unless such rental insurance and proceeds are not available due solely to the fact that the interruption was caused by Landlord’s sole active negligence or willful misconduct. If an interruption in utilities or services which prevents Tenant from conducting regular business on the Demised Premises continues for more than thirty (30) consecutive days, then Tenant shall be entitled at any time thereafter (prior to the restoration of such utilities or services) to terminate this lease upon written notice to Landlord together with payment, in advance, of one (1) year’s worth of Annual Rent at the rate then in effect, less the amount of Annual Rent, if any, paid during the period of interruption whether directly by Tenant or from the proceeds of rental interruption insurance.

          12.3. If Tenant shall require any utilities or services in excess of that initially provided in the Improvement Plans, such as by reason of equipment to be operated by Tenant, then Tenant shall make all necessary arrangements, at Tenant’s expense, for such excess services and utilities.

     13. Mortgages and Liens.

          13.1. Mortgages. Tenant may not mortgage, encumber or assign as collateral for any Tenant obligation, Tenant’s interests under this Lease or in the Demised Premises. In the event Tenant shall lease or finance the acquisition of equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement executed by Tenant will, upon its face or by exhibit thereto, indicate that such Financing Statement is applicable only to such removable personal property of Tenant located within the Demised Premises, the acquisition of which was financed by Tenant pursuant to said Financing Statement. In no event shall the address of the Building be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property therein. Should any holder of a Financing Statement executed by Tenant record or place of record a Financing Statement which appears to constitute a lien against any interest of Landlord or against equipment which may be located other than within the Demised Premises, Tenant shall, within ten (10) days after filing such Financing Statement, cause (i) copies of the Security Agreement or other documents to which the Financing Statement pertains to be furnished to Landlord to show that such lien is not applicable to Landlord’s interest, and (ii) its lender to amend documents of record so as to clarify that such lien is not applicable to any interest of Landlord in the Demised Premises. Landlord will, upon Tenant’s written request, and without incurring any liability, execute such lien waiver documents as may be reasonably necessary for Tenant to finance its fixtures, furnishings and equipment located on the Demised Premises.

          13.2. Mechanics Liens.

               13.2.1. Tenant shall keep the Demised Premises free from any liens arising out of work performed, materials furnished and obligations incurred by Tenant. Tenant covenants and agrees that any mechanic’s lien filed against the Demised Premises for work claimed to have been done for, or materials claimed to have been furnished to, Tenant will be discharged by Tenant, by bond or otherwise, within thirty (30) days after the filing thereof, at the sole cost and expense of Tenant. This provision does not apply to any claim or lien arising out of the original construction of the Demised Premises by Landlord pursuant to this Lease.

               13.2.2. Tenant shall have the right to contest with due diligence the validity or amount of any lien or claimed lien created by Tenant if Tenant shall give to Landlord such security as Landlord may reasonably require to insure payment thereof and prevent any sale, foreclosure or forfeiture of the Demised Premises or any portion thereof by reason of such nonpayment. On final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered with all proper costs and charges and shall have the lien released or judgment satisfied at Tenant’s own expense, and if Tenant shall fail to do so, Landlord may at its option pay any such final judgment and clear the Demised Premises therefrom. If Tenant shall fail to contest with due diligence the validity or amount of any such lien or claimed lien created by Tenant, or to give Landlord security as hereinabove provided, Landlord may, but shall not be required to, contest the validity or amount of any such lien or claimed lien or settle or compromise the same without inquiring into the validity of the claim or the reasonableness of the amount thereof. Should any lien be filed against the Demised Premises or should any action of any character affecting the title thereto be commenced, Tenant shall give to Landlord written notice thereof as soon as notice of such lien or action comes to the knowledge of Tenant.

               13.2.3. Should Tenant fail to discharge any such lien, Landlord may, at Landlord’s election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and the cost thereof shall be immediately due from Tenant as Additional Rent.

     14. Assignment and Subletting.

          14.1. Landlord’s Consent. Neither this Lease, nor any interest herein, may be assigned by Tenant voluntarily or involuntarily by operation of law and neither all nor any part of the Demised Premises shall be sublet by Tenant without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided, however, that, if Tenant is a corporation, Tenant may assign this Lease or sublet all or a portion of the Demised Premises to (i) a wholly-owned subsidiary corporation of Tenant, (ii) Tenant’s sole parent corporation, or (iii) a wholly-owned subsidiary corporation of Tenant’s sole parent corporation.

          14.2. No Release of Tenant. Landlord may withhold approval of any proposed assignee or sublessee which, in the reasonable judgment of Landlord, does not have the financial capacity to promptly perform all of the terms and conditions of this Lease, including but not limited to the payment of all sums of money to be paid hereunder. No assignment of this Lease or subletting of the Demised Premises at any time shall relieve Tenant of any obligations required to be performed by Tenant. No extension of time or other indulgence granted by Landlord to any subsequent assignee whether or not notice thereof is given to any predecessor shall relieve Tenant or any future tenant hereunder of its obligations under this Lease.

          14.3. Written Instrument. No assignment or sublease shall be valid or effective until there is delivered to Landlord and any Lender (as defined in Section 16.5.2), a duplicate original of the written instrument of assignment, in recordable form, containing the name or address of the assignee or sublessee, and an assumption by the assignee or sublessee of the Lease and of all obligations under this Lease to be performed by Tenant. Such assumption need relate only to the obligations thereafter to be performed by Tenant.

          14.4. Assignment of Subrents. Tenant hereby irrevocably assigns to Landlord all rents due or to become due from any assignee of Tenant’s interest hereunder and any sublessee or any tenant or occupant of the Demised Premises or any part thereof, together with the right to collect and receive such rents. Upon any Default by Tenant under this Lease, Landlord shall have absolute title to such rents and the absolute right to collect the same. Tenant shall not demand or accept from any sublessee, tenant or occupant of the Demised Premises, or any part thereof, any payment, prepayment or advance payment in respect of more than one rental period under the applicable sublease and in no event shall Tenant demand or accept any payment, prepayment or advance payment for a period exceeding one month. So long as Tenant is not in Default under the terms of this Lease, Landlord shall apply as a credit against Tenant’s next month’s installment(s) of Rent (or refund to Tenant if the Term has expired) fifty percent (50%) of the amount by which the subrents collected from any sublessee exceed the Rent owed by Tenant with respect to the portion of the Demised Premises which are the subject of such sublease (i.e. 50% of the “bonus” sublease rent).

          14.5. Continuation of Subleases. Whether or not Landlord elects to terminate this Lease on account of any Default by Tenant, as set forth in Section 20, below, Landlord shall have the right, following such Default, to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Demised Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right or interest in the rent or other consideration receivable thereunder.

     15. Alterations, Additions and Repairs. Tenant shall have the right to make changes, alterations or additions to the improvements on the Demised Premises (“Alterations”), subject to the following conditions:

          15.1. No change, alteration or addition shall at any time be made which shall involve any structural component of the Building, or make any structural changes and alterations, or other changes that materially diminish the value of any improvement on the Demised Premises, or change the usage thereof.

          15.2. No change, alteration or addition shall be made involving an expenditure in excess of Fifty Thousand Dollars ($50,000) without the prior written consent of the Landlord, which shall not be unreasonably withheld. Landlord will endeavor with reasonable diligence to obtain agreement from any Lender that its consent, when required, to a proposed change, alteration or addition, will not be unreasonably withheld.

          15.3. No change, alteration or addition shall be undertaken until Tenant shall have procured and paid for all required municipal and other governmental permits and authorizations of the various municipal departments and governmental subdivisions having jurisdiction.

          15.4. All work done in connection with any change, alteration or addition shall be done only by licensed and qualified contractors or mechanics in a good and workmanlike manner and in compliance with all Applicable Laws and in accord with all Instruments of Record, and Tenant shall procure certificates of occupancy and other licenses and certificates if required by law.

          15.5. At all times when any change, alteration, or addition is in progress, there shall be maintained, at no expense to Landlord, workmen’s compensation insurance in accordance with the law covering all persons employed in connection with the change or alteration and general liability insurance for the mutual benefit of Tenant and Landlord expressly covering the additional hazards, if any, due to the change, alteration or addition.

          15.6. All alterations, additions or improvements made to the Demised Premises by Tenant after the initial build-out shall be removed at the expense of Tenant at the end of the Term of this Lease. When Tenant requests Landlord’s consent for making a specific alteration, addition or improvement, or if Landlord’s consent is not required, prior to commencing such alteration, addition or improvement, Tenant may request in writing that Landlord waive Tenant’s obligation to remove said specific alteration, addition or improvement; and Landlord may deny said request for a waiver in Landlord’s (good faith discretion, only if Landlord determines that such alteration, addition or improvement would likely result in a material diminution of the sale or lease value of the Demised Premises. Said denial shall be by written notice to Tenant stating Landlord’s reasons and delivered within fifteen (15) days after Landlord’s receipt of Tenant’s written request.

          15.7. Subject to the preceding section 15.6, any permanent alteration or improvement to the Demised Premises or any part thereof, and any replacement of fixtures forming an integral part of the improvements or any portion thereof, during the Term of this Lease shall at once become the absolute property of Landlord without payment of any kind therefor (“Permanent Alterations”).

     16. Damage or Destruction.

          16.1. Definitions.

               16.1.1. “Damage” shall mean damage or destruction to the improvements on the Demised Premises, by fire or other perils, other than the Tenant Owned Improvements.

               16.1.2. “Total Destruction” shall mean Damage to the Demised Premises, the repair cost of which is fifty percent (50%) or more of the then Replacement Cost of the Demised Premises immediately prior to such Damage, excluding from such calculation the value of the Land and Tenant Owned Improvements.

               16.1.3. “Insured Loss” shall mean Damage which was caused by an event required to be covered by the insurance described in Section 18 of this Lease, irrespective of any deductible amounts or coverage limits involved.

               16.1.4. “Replacement Cost” shall mean the cost to repair or rebuild the Improvements owned by Landlord at the time of the occurrence of the Damage to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of applicable building codes, ordinances or laws, and without deduction for depreciation.

               16.1.5. “Hazardous Substance Condition” shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance as defined in Section 32, in, on, or under the Demised Premises.

               16.1.6. “Tenant Owned Improvements” shall mean Alterations made by Tenant that are not Permanent Alterations.

          16.2. Damage to the Demised Premises.

               16.2.1. Insured Loss. If Damage occurs to the Demised Premises, then Landlord shall, subject to the provisions of this Section 16, commence the repair of such Damage

(but not Tenant Owned Improvements or Tenant’s fixtures or personal property, the repair of which shall be Tenant’s sole duty and financial responsibility), as soon as reasonably practicable, but in any event once (i) Landlord has, with the exercise of reasonable diligence, obtained all necessary building permits and approvals to repair the Demised Premises, (ii) received the proceeds, if any, of the insurance required to be maintained under Section 18 of this Lease, and (iii) received the proceeds, if any, of the amounts Tenant is obligated to contribute toward such restoration in accordance with Section 16.2.3, below (the “Restoration Commencement Date”), and shall complete such repair as soon as reasonably practicable, but in any event within one (1) year after the Restoration Commencement Date (the “Restoration Completion Date”), and this Lease shall continue in full force and effect; provided, however, that Tenant shall undertake, at Landlord’s election, the repair of any damage or destruction the total cost of which is One Hundred Thousand Dollars ($100,000) or less, and, in such event, Landlord shall make any insurance proceeds available to Tenant on a reasonable basis for that purpose.

               16.2.2. Uninsured Loss. If, because such Damage resulted from an event which was not an Insured Loss, (a) the proceeds of the casualty insurance required to be maintained pursuant to Section 18 of this Lease, and (b) the amounts to be paid by Tenant pursuant to Section 16.2.3, below; if any, are not in the aggregate sufficient to pay the cost of repair of Damage to the Demised Premises, Landlord may at Landlord’s option either: (i) repair such damage at Landlord’s expense, as soon as reasonably practicable, but in any event by the Restoration Completion Date, in which event this Lease shall continue in full force and effect, or (ii), if the cost to Landlord to repair such Damage exceeds the then applicable Annual Rent for the Demised Premises, give written notice to Tenant within thirty (30) days after receipt by Landlord of knowledge of the occurrence of such damage of Landlord’s desire to terminate this Lease as of the date sixty (60) days following the giving of such notice. In the event Landlord elects to terminate this Lease, Tenant shall have the right within ten (10) days after the receipt of such notice to give written notice to Landlord of Tenant’s commitment to pay for the cost of repair of such Damage in excess of the sum of the then applicable Annual Rent, without reimbursement from Landlord, and Tenant shall provide Landlord with the required funds or satisfactory assurance thereof within thirty (30) days following Tenant’s said commitment; provided, however, that Tenant shall be entitled to the use of insurance proceeds which may be available for such repair. In such event this Lease shall continue in full force and effect, and Landlord shall proceed to make such repairs as soon as reasonably practicable, to be completed in no event later than the Restoration Completion Date. If Tenant does not give such notice and provide the funds or assurance thereof within the times specified above, this Lease shall terminate as of the date specified in Landlord’s notice of termination.

               16.2.3. Underinsured Loss. If the proceeds of the casualty insurance required to be maintained pursuant to Section 18 of this Lease are not sufficient to pay the cost of repair of Damage to the Demised Premises for any reason other than because the Damage was not an Insured Loss (e.g. the application of deductibles or co-insurance requirements, and/or the inadequacy of coverage amount) or Tenant’s failure to maintain the insurance required to be maintained pursuant to Section 18 of this Lease, then Tenant shall be responsible for, and shall pay to Landlord as Additional Rent, the amount by which the cost to repair the Damage exceeds the available insurance proceeds and this Lease shall continue in full force and effect; provided, however, that Tenant’s responsibility under this Section 16.2.3 shall not exceed an amount equal to the then applicable Annual Rent, although such payment shall not be in lieu thereof. In such event this Lease shall continue in full force and effect, conditioned upon Tenant paying the amount required under this Section 16.2.3, and, subject to Section 16.2.1, above, Landlord shall proceed to make such repairs as soon as reasonably practicable, but in no event later than the Restoration Completion Date.

               16.2.4. Tenant’s Responsibility. Notwithstanding the provisions of this Section 16.2, if insurance-proceeds are not available or are insufficient to pay the cost to repair any Damage to the Demised Premises as the result of either (i) Tenant’s failure to maintain the insurance required pursuant to Section 18 of this Lease, or (ii) the fact that the Damage is not an Insured Loss solely because it resulted from Tenant’s active negligence or willful act, then Tenant shall be responsible for, and shall pay to Landlord as Additional Rent, the amount by which the cost to repair the Damage exceeds the available insurance proceeds and this Lease shall continue in full force and effect, but subject to Landlord’s rights under Section 20.

          16.3. Total Destruction of the Demised Premises. Notwithstanding any other provision hereof, if a Total Destruction occurs (including any destruction required by any authorized public authority), and the loss is an Insured Loss, this Lease shall terminate effective as of the date of the Total Destruction, provided Landlord receives or is entitled to receive the full amount of the casualty and rental interruption insurance required to be maintained by Tenant under Section 18 of this Lease. In the event, however, that (i) the damage or destruction was caused by Tenant’s active negligence or willful act, and the loss was not an Insured Loss, or (ii) the full proceeds of the rental interruption insurance are not available to Landlord, this Lease shall not terminate and such occurrence shall be an Event of Default and Landlord shall have the right to recover Landlord’s damages from Tenant. In the event of the inadequacy of rental interruption insurance, Tenant’s liability therefor shall be limited to the difference between the amount Landlord receives from such insurance, if any, and the amount of the rental interruption insurance Tenant is required to maintain.

          16.4. Damage Near End of Term. If at any time during the last six (6) months of the Term of this Lease there is Damage for which the cost of repair exceeds one (1) month’s worth of Annual Rent, whether or not an Insured Loss, Landlord or Tenant may, at either’s option, terminate this Lease effective sixty (60) days following the date of occurrence of such Damage by giving written notice to the other of that party’s election to do so within thirty (30) days after the date of occurrence of such Damage. Provided, however, if Tenant has an exercisable option to extend this Lease at that time, then Tenant may preserve this Lease by, within twenty (20) days following the occurrence of the Damage, or before the expiration of the time provided in such option for its exercise, whichever is earlier (“Exercise Period”), (i) exercising such option and (ii) providing Landlord with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs to the extent required of Tenant under Section 16.2. If Tenant duly exercises such option during said Exercise Period and provides Landlord with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds to the extent required of Tenant under Section 16.2, and subject to the provisions of Sections 16.2 and 16.3 of this Lease, Landlord shall commence repair of such Damage as soon as practicable, but no later than the Restoration Commencement Date and complete repair of such Damage as soon as practicable but no later than the Restoration Completion Date, and this Lease shall continue in full force and effect. If Tenant fails to exercise such option and provide such funds or assurance during said Exercise Period, then Landlord may at Landlord’s option terminate this Lease as of the expiration of said sixty (60) day period following the occurrence of such Damage by giving written notice to Tenant of Landlord’s election to do so within ten (10) days after the expiration of the Exercise Period, notwithstanding any term or provision in the grant of option to the contrary.

          16.5. Abatement of Rent; Tenant’s Remedies.

               16.5.1. In the event of Damage described in Section 16.2, whether or not Landlord or Tenant repairs or restores the Premises, the Rent payable by Tenant hereunder for the period during which such damage, its repair or the restoration continues, or prior to a determination about whether it will be repaired or restored, shall be abated in proportion to the degree to which Tenant’s use of the Demised Premises is impaired, conditioned, however, upon Landlord’s receipt of the proceeds of the rental interruption insurance required to be maintained by Tenant under Section 18 of this Lease during the pendency of any such abatement. Except for abatement of Rent as aforesaid, all other obligations of Tenant hereunder shall be performed by Tenant to the extent practicable, and Tenant shall have no claim against Landlord for any damage suffered by reason of any such repair or restoration.

               16.5.2. If Landlord shall be obligated to repair or restore the Premises under the provisions of this Section 16 and shall not commence, in a substantial and meaningful way, the repair or restoration of the Demised Premises as soon as reasonably practicable, but in any event on or before the Restoration Commencement Date, Tenant may, at any time after the Restoration Commencement Date but prior to the commencement of such repair, give written notice to Landlord and to any holders of any mortgages, deeds of trust or ground leases on the Demised Premises (“Lenders”) of which Tenant has actual or constructive notice of Tenant’s election to terminate this Lease on a date not less than sixty (60) days following the giving of such notice. If Tenant gives such notice to Landlord and such Lenders and such repair or restoration is not commenced in a substantial and meaningful way within sixty (60) days after receipt of such notice, this Lease shall terminate as of the end of such sixty (60) day period. If Landlord or a Lender commences the repair of the Premises in a substantial and meaningful way within sixty (60) days after receipt of such notice, the Lease shall continue in full force and effect.

               16.5.3. In the event of Damage described in Section 16.2 or 16.3 which is solely the result of Landlord’s active negligence or willful misconduct, and which prevents Tenant from conducting regular business on the Demised Premises, Rent shall be abated as set forth in Section 16.5.1, above, and Landlord shall be responsible for Tenant’s damages directly caused by such active negligence or willful misconduct. The abatement of Rent and Landlord’s liability for Tenant’s damages are conditioned upon Landlord’s receipt of the proceeds of the rental interruption insurance which Tenant is required to maintain pursuant to Section 18.4 of this Lease, unless such rental interruption insurance and proceeds are not-available due solely to the fact that the Damage was caused by Landlord’s sole active negligence or willful misconduct.

          16.6. Delay in Restoration. Notwithstanding anything to the contrary contained in this Section 16, if Landlord cannot substantially complete the restoration of the Demised Premises following Damage by the Restoration Completion Date, this Lease may, at the election of Landlord or Tenant, terminate upon the delivery of written notice delivered by Landlord or Tenant to the other.

          16.7. Limitation on Landlord’s Restoration Obligation. If Landlord is obligated to or elects to repair Damage to the Demised Premises as herein provided, Landlord shall be obligated to repair or restore only those portions of the Building and the Demised Premises which were originally provided at Landlord’s expense, plus such other portions for which insurance proceeds are available to pay the costs to repair or restore. The repair and restoration of Tenant Owned Improvements for which no insurance proceeds are available shall be the obligation of Tenant. Landlord’s repairs shall be limited to those repairs which are payable from the available insurance proceeds; and if any additional repairs or improvements are desired by Tenant, Tenant shall pay for the same.

          16.8. Hazardous Substance Conditions. If a Hazardous Substance Condition occurs (other than a Hazardous Substance Condition which existed at or prior to the Term Commencement Date which shall be Landlord’s sole responsibility), unless Tenant is legally responsible therefor (in which case Tenant shall make the investigation and remediation thereof required by Applicable Law and this Lease shall continue in full force and effect, but subject to Landlord’s rights under Section 20), Landlord may at Landlord’s option either (i) investigate and remediate such Hazardous Substance Condition, if required, as soon as reasonably possible at Landlord’s expense, in which event this Lease shall continue in full force and effect, or (ii) if the estimated cost to investigate and remediate such condition exceeds one year’s worth of Annual Rent, give written notice to Tenant within thirty (30) days after receipt by Landlord of knowledge of the occurrence of such Hazardous Substance Condition of Landlord’s desire to terminate this Lease as of the date sixty (60) days following the giving of such notice. In the event Landlord elects to give such notice of Landlord’s intention to terminate this Lease, Tenant shall have the right within ten (10) days after the receipt of such notice to give written notice to Landlord of Tenant’s commitment to pay for the investigation and remediation of such Hazardous Substance Condition totally at Tenant’s expense and without reimbursement from Landlord except to the extent of an amount equal to the Annual Rent, which shall be paid by Landlord. Tenant shall provide Landlord with the funds required of Tenant or satisfactory assurance thereof within thirty (30) days following Tenant’s said commitment. In such event this Lease shall continue in full force and effect, and Landlord shall proceed to make such investigation and remediation as soon as reasonably possible and the required funds are available. If Tenant does not give such notice and provide the required funds or assurance thereof within the times specified above, this Lease shall terminate as of the date specified in Landlord’s notice of termination. If a Hazardous Substance Condition occurs for which Tenant is not legally responsible, there shall be abatement of Tenant’s obligations under this Lease to the same extent as provided in Section 16.5.1, conditioned upon Landlord’s receipt of the proceeds of the rental interruption insurance required to be maintained by Tenant pursuant to Section 18 of this Lease. If a Hazardous Substance Condition occurs which is solely the result of Landlord’s active negligence or willful misconduct, and which prevents Tenant from conducting regular business on the Demised Premises, Landlord shall be responsible for Tenant’s damages directly caused by such active negligence or willful misconduct. Landlord’s liability for Tenant’s damages are conditioned upon Landlord’s receipt of the proceeds of the rental interruption insurance which Tenant is required to maintain pursuant to Section 18.4 of this Lease, unless such rental interruption insurance and proceeds are not available due solely to the fact that the Hazardous Substance Condition was caused by Landlord’s sole active negligence or willful misconduct. Notwithstanding the foregoing, should a Hazardous Substance Condition exist, unless Tenant is legally responsible therefor, which creates a present danger to the health or safety of Tenant’s employees or invitees, if Landlord fails to take immediate steps to ameliorate or remediate such conditions as soon as practicable under the circumstances, and fails to prosecute those efforts with appropriate diligence and dispatch, Tenant may give written notice to Landlord and to any Lenders of which Tenant has actual or constructive notice of Tenant’s election to terminate this Lease on a date not less than sixty (60) days following the giving of such notice. If Tenant gives such notice to Landlord and such Lenders and such repair or restoration is not commenced within sixty (60) days after receipt of such notice, this Lease shall terminate as of the end of such sixty (60) day period.

          16.9. Termination — Advance Payment. Upon termination of this Lease pursuant to this Section 16, an equitable adjustment shall be made concerning advance Rent and any other advance payments made by Tenant to Landlord.

          16.10. Waiver of Statutes. Landlord and Tenant agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Demised Premises with respect to the termination of this Lease and hereby waive the provisions of any present or future statute to the extent inconsistent herewith.

     17. Indemnification, Limitation of Liability.

          17.1. Indemnification by Tenant. Tenant shall protect, indemnify, defend and save harmless Landlord from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys’ fees and expenses), imposed upon or incurred by or asserted against Landlord or the Demised Premises by reason of any death of, or injury to, any person or damage to property (i) occurring in, upon or about the Demised Premises (other than to the extent arising as a result of Landlord’s active negligence or willful misconduct), (ii) arising from -or out of any act or omission of Tenant, its agents, contractors, employees, servants, tenants and invitees (“Tenant’s Agents”), (iii) arising from or out of any use, nonuse or condition of the Demised Premises or any part thereof or the adjoining sidewalks, curbs, vault space, if any, streets or ways (except to the extent caused by Landlord’s failure to maintain any such areas which are, under this Lease, Landlord’s obligation to maintain), or (iv) arising out of any failure on the part of Tenant to perform or comply with any of the terms of this Lease, except to the extent arising from Landlord’s active negligence or willful misconduct or from the acts or omissions of any other tenant(s) in the Building or the Additional Improvements or their respective agents, contractors, employees, servants or invitees. In case any action, suit or proceeding is brought against Landlord by reason of any such occurrence, Tenant, upon Landlord’s request, shall at Tenant’s expense resist and defend such action, suit or proceeding, or cause the same to be resisted and defended by counsel designated by Landlord, subject to Tenant’s reasonable approval. The obligation of Tenant under this section shall survive any termination of this Lease.

          17.2. Indemnification by Landlord.

               17.2.1. Landlord shall protect, indemnify, defend and save harmless Tenant from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys’ fees and expenses), imposed upon or incurred by or asserted against Tenant by reason of any death of, or injury to, any person or damage to property arising from or out of any active negligence or willful misconduct of Landlord, its agents, contractors, employees, servants, tenants or invitees or arising out of any failure on the part of Landlord to perform or comply with any of the terms of this Lease. In case any action, suit or proceeding is brought against Tenant by reason of any such occurrence, Landlord, upon Tenant’s request, shall at Landlord’s expense resist and defend such action, suit or proceeding, or cause the same to be resisted and defended by counsel designated by Landlord, subject to Tenant’s reasonable approval. The obligation of Landlord under this section shall survive any termination of this Lease.

               17.2.2. Notwithstanding the provisions of Section 16.8 of this Lease to the contrary, Landlord shall protect, indemnify, defend and save harmless Tenant from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys’ fees and expenses), imposed upon or incurred by or asserted against Tenant by reason of any Hazardous Substance Condition which existed prior to the Term Commencement Date. In case any action, suit or proceeding is brought against Tenant by reason of any such pre-existing Hazardous Substance Condition, Landlord, upon Tenant’s request, shall at Landlord’s expense resist and defend such action, suit or proceeding, or cause the same to be resisted and defended by counsel designated by Landlord, subject to Tenant’s reasonable approval. The obligation of Landlord under this section shall survive any termination of this Lease.

          17.3. Limitations on Indemnification.

               17.3.1. Notwithstanding any provision of Sections 17.1 and 17.2, above, to the contrary, Landlord shall not be liable to Tenant or any other party, and Tenant assumes all risk of damage to personal property, including loss of records kept within the Demised Premises, if the cause of such damage is of a nature which, if Tenant had elected to maintain fire and theft insurance with extended coverage and business records endorsement, would be a loss subject to settlement by the insurance carrier, including but not limited to damage or losses caused by fire, electrical malfunctions, gas explosion and water damage of any type, including but not limited to broken water lines, malfunction of sprinkler systems, roof leakage or stoppages of lines, unless and to the extent such loss is due to Landlord’s active negligence or willful misconduct. Tenant further waives any claim, for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property, including any loss of records. The foregoing waivers are limited to the extent of the insurance coverage described above that could have been obtained.

               17.3.2. Neither Landlord nor its agents shall be liable for any damage to property entrusted to employees, agents or representatives of Tenant, nor for loss of or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Improvements on the Demised Premises or from the pipes, appliances or plumbing therein or from the roof, street or subsurface or from any other place or resulting from dampness or any other cause whatsoever, it being the intent and agreement of the parties hereto that all property placed by Tenant on the Demised Premises, together with the maintenance and repair of any and all Improvements constructed on the Demised Premises, shall be at the sole risk and expense of Tenant, except to the extent related to or arising from Landlord’s active negligence or willful misconduct.

               17.3.3. Nothing in this Section 17.3 shall limit Landlord’s liabilities under its warranties set forth in this Lease.

          17.4. Notice. Each party shall promptly notify the other of any claim asserted against that party on account of any occurrence to which the foregoing indemnities relate, but failure to do so shall not affect the obligation of either party under this section.

     18. Insurance.

          18.1. Tenant’s Extended Coverage Policy. Tenant shall obtain and keep in force from the Term Commencement Date or the date Tenant occupies the Demised Premises, whichever first occurs, throughout the Term of this Lease and until Tenant has surrendered control and possession of the Demised Premises to Landlord, a commercial general liability policy of insurance protecting Tenant and Landlord (as an additional insured) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the tenancy, use, occupancy or maintenance of the Demised Premises. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $3,000,000 per occurrence with an “Additional Insured-Managers or Lessors of Premises” endorsement and contain the “Amendment of the Pollution Exclusion” for damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall, to the extent commercially available in the marketplace, include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease. The limits of said insurance required by this Lease or as carried by Tenant shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. All insurance to be carried by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only.

          18.2. Property Insurance. Tenant shall, during the Term of this Lease, obtain and keep in force insurance upon the Demised Premises in an amount equal to the full Replacement Cost (exclusive of the costs of excavation, foundations and footings, and without reference to depreciation taken by Landlord upon its books or tax returns), or the amount of such insurance as the Lenders may require be maintained, with loss payable to Landlord and to any Lenders insuring loss or damage to the Demised Premises. Such insurance shall provide protection against any peril generally included within the “All-Risk, Broad Form 1020” form of property insurance policy, which includes insurance against sprinkler damage, vandalism and malicious mischief. Subject to availability thereof, Tenant shall further insure, as the Lenders may require, against flood and/or earthquake, loss or failure of building equipment, rental loss during the period to repair or rebuild, and worker’s compensation insurance. If Tenant is required to maintain earthquake insurance, Tenant shall pay one-half (1/2) toward the costs of such insurance, but shall not be required to expend more than Twenty Thousand Dollars ($20,000) during any one (1) year for premiums for such insurance and Landlord shall be responsible for paying any premiums in excess thereof. If the coverage is available and commercially appropriate, such policy or policies shall insure against all risks of direct physical loss or damage, including coverage for any additional costs resulting from debris removal and reasonable amounts of coverage for the enforcement of any ordinance or law regulating the reconstruction or replacement of any undamaged sections of the Demised Premises required to be demolished or removed by reason of the enforcement of any building, zoning, safety or land use laws as the result of a covered cause of loss. Said policy or policies shall also contain (i) an agreed valuation provision in lieu of any coinsurance clause and (ii) a waiver of subrogation. The cost of all said insurance shall be an Operating Expense which shall be paid directly by Tenant as Additional Rent. Tenant shall furnish to Landlord evidence reasonably satisfactory to Landlord of said property insurance policy. Landlord shall be named as an additional insured on Tenant’s property insurance policy; and all of the specifications and provisions applicable to the extent appropriate to Tenant’s liability insurance policy shall also be applicable to Tenant’s property insurance policy, on a reciprocal basis for the benefit of Landlord. The amount of insurance coverage maintained by Tenant under this Section 18.2 shall be reviewed every two (2) years during the Term to determine whether the amount is adequate to assure coverage of the Replacement Cost and shall be increased to the extent reasonably determined by Landlord to be inadequate.

          18.3. Insurance on Tenant’s Property. Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment, personal property of any kind located on the Demised Premises. Landlord shall not be liable for injury to Tenant’s business or any loss of income therefore relative to damage to such items. Tenant, at its sole cost and expense shall, either by separate policy or at Tenant’s option, by endorsement to a policy already carried, maintain insurance coverage on all of Tenant’s personal property or fixtures to the Demised Premises installed by Tenant, in, on, or about the Demised Premises similar in coverage to that required to be maintained by Tenant under Section 18.2, above. Such insurance shall be full replacement cost coverage. The proceeds from any such insurance shall be used by Tenant for the replacement of personal property or the restoration of fixtures installed by Tenant in the Demised Premises. Tenant shall provide Landlord with written evidence that such insurance is in force on the Term Commencement Date or the date Tenant occupies the Demised Premises, whichever occurs first, and, thereafter, upon each anniversary of the Term Commencement Date, or upon the request of the Lenders. Tenant, at Tenant’s cost, shall carry such other insurance as Tenant desires for Tenant’s protection with respect to business interruption or loss of income.

          18.4. Rental Interruption Insurance. Tenant shall obtain and keep in force from the Term Commencement Date or the date Tenant occupies the Demised Premises, whichever first occurs, throughout the Term of this Lease and until Tenant has surrendered control and possession of the Demised Premises to Landlord, a policy of insurance, either as a separate policy or an endorsement to another policy of insurance maintained by Tenant, whether denominated as business interruption insurance or rent interruption insurance, which insures the loss of the full Rent and other charges payable by Tenant to Landlord under this Lease for one (1) year (including all real estate taxes, insurance costs, and any scheduled rental increases). Said insurance shall provide that in the event this Lease is terminated or Tenant’s obligation to pay Rent is abated by reason of an Insured Loss or an interruption in the delivery of utilities, the period of indemnity for such coverage shall be extended beyond the date of the completion of repairs or replacement of the Demised Premises, to provide for one (1) full year’s loss of rental revenues from the date of any such loss. Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the projected rental income, property taxes, insurance premium costs and other expenses, if any, otherwise payable by Tenant, for the next twelve (12) month period. Tenant shall be liable for any deductible amount in the event of such loss.

          18.5. Landlord’s Extended Coverage Policy. Landlord shall obtain and keep in force from the Term Commencement Date or the date Tenant occupies the Demised Premises, whichever first occurs, throughout the Term of this Lease and until Tenant has surrendered control and possession of the Demised Premises to Landlord, a commercial general liability policy of insurance protecting Landlord and Tenant (as an additional named insured) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Demised Premises and the Additional Improvements, if any. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $3,000,000 per occurrence with an “Additional Insured- Managers or Lessors of Premises” endorsement and contain the “Amendment of the Pollution Exclusion” for damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Landlord’s indemnity obligations under this Lease. The limits of said insurance required by this Lease or as carried by Landlord shall not, however, limit the liability of Landlord nor relieve Landlord of any obligation hereunder. All insurance to be carried by Landlord shall be primary to and not contributory with any similar insurance carried by Tenant, whose insurance shall be considered excess insurance only.

          18.6. Insurance Requirements.

               18.6.1. Insurance required hereunder shall be in companies duly licensed to transact business in the state of California, and maintaining during the policy term a “General Policyholders Rating” of at least A- and financial category rating of Class VII in “Best’s Insurance Guide,” unless otherwise mutually approved in writing by Landlord, Lender and Tenant.

               18.6.2. Any of Tenant’s or Landlord’s policies may be in the nature of a “blanket policy” which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy.

               18.6.3. Neither Tenant nor Landlord shall not do or permit to be done anything which shall invalidate the insurance policies referred to in this Section 18. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage which Landlord or Tenant, respectively, may carry.

               18.6.4. Tenant and Landlord shall cause to be delivered to the other certified copies of policies of such insurance or certificates evidencing the existence or amounts of such insurance with the insured and loss payable clauses as required by this Lease.

               18.6.5. No such policy shall be cancelable or subject to material modification except after thirty (30) days prior written notice to Landlord or Tenant or any Lender, as the case may be. Tenant and Landlord shall, at least thirty (30) days prior to the expiration of such policies, furnish the other with evidence of renewals or “insurance binders” evidencing renewal thereof.

               18.6.6. If Tenant or Landlord shall fail to procure and maintain the insurance required to be carried by it this Section 18, Landlord or Tenant may, but shall not be required to, procure and maintain the same, but, in the case of Tenant’s failure to maintain its required insurance, as an Operating Expense. In the case of Landlord’s failure to carry its required insurance, Tenant shall be entitled to a credit against Rent next coming due for any premiums actually paid by Tenant.

          18.7. Waiver of Subrogation. Without affecting any other rights or remedies, Tenant and Landlord (“Waiving Party”) each hereby release and relieve the other, and waive their entire right to recover damages (whether in contract or in tort) against the other, for loss of or damage to the Waiving Party’s property arising out of or incident to the perils required to be insured against under Section 18. The effect of such releases and waivers of the right to recover damages shall not be limited by the amount of insurance carried or required, or by any deductibles applicable thereto.

          18.8. Tenant’s Right to Self-Insure. Notwithstanding the provisions of Sections 18.1, 18.2, 18.3, 18.4 and 18.6 above, Tenant may elect to self-insure against the types of losses which are required to be insured against thereunder; provided that, during any period of such self-insurance Tenant shall, at all times, maintain a book value net worth of no less than One Hundred Million Dollars ($100,000,000) and a debt-to-equity ratio of not less than fifty percent (50%). Tenant shall provide Landlord, as well as any Lender, with written notice of Tenant’s election to self-insure no less than sixty (60) days prior to terminating Tenant’s third-party insurance and commencing self-insurance, together with sufficient documentation, as determined by Landlord and Lender, in their reasonable discretion, that Tenant satisfies the financial thresholds set forth in the preceding sentence. In such an event, those provisions of this Lease which address the rights and responsibilities of Landlord and Tenant in relation to insurance, including, without limitation, their obligations to maintain insurance, the availability of insurance and the lack of sufficient insurance proceeds, shall be interpreted as if Tenant was maintaining the required insurance. Nevertheless, Tenant and Landlord agree to make such modifications to or enter into such amendments of this Lease as may be reasonably necessary to address any ambiguities or anomalies in their respective rights and obligations hereunder, including, without limitation, under Section 16, caused by Tenant’s election to self-insure.

     19. Eminent Domain.

          19.1. Taking. In the event the whole of the Demised Premises, or such critical and essential parts thereof as shall substantially deprive Tenant of the usefulness to Tenant of the Demised Premises (as mutually and reasonably determined by Landlord and Tenant) be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, either Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority by delivering written notice to the other of such termination.

          19.2. Restoration of Demised Premises. Upon any taking, if this Lease is not terminated pursuant to Section 19.1 above, then Landlord shall promptly and diligently proceed to restore the Demised Premises to substantially their same condition, to the extent reasonably possible, prior to such partial taking (exclusive of Tenant’s fixtures, furnishings, equipment, supplies and other personal property and contents), but Landlord’s financial obligation under this Section 19.2 shall be limited in amount to the amount of the award in condemnation. Tenant, at Tenant’s expense, shall make all necessary repairs and alterations to Tenant’s fixtures, furnishings, equipment, supplies and other personal property and contents; provided, however, that Landlord shall make available to Tenant for” the restoration of any Tenant Owned Improvements any portion of the award in condemnation which remains unspent and available after completion of the restoration of the Demised Premises as required above. Until such restoration has been completed, Rent shall be abated proportionately based on the percentage of the rental value of the Demised Premises after such taking as compared to the rental value of the Demised Premises prior to such taking, conditioned, however, on Landlord’s receipt during such period of restoration of the proceeds of the rental interruption insurance required to be maintained by Tenant for Landlord’s benefit pursuant to Section 18 of this Lease.

          19.3. Award. Landlord shall receive the total amount awarded in any proceeding resulting in the total or partial taking of the Demised Premises, Notwithstanding the provisions of this Section 19.3, if Lender shall refuse to allow such award to be used to restore the Demised Premises; and Landlord does not arrange alternate financing for such purpose, then either party hereto may terminate this Lease upon ninety (90) days notice in writing to the other. To the extent it does not result in a reduction in the award which would otherwise be payable to Landlord, Tenant shall be entitled to any award which is specifically awarded as compensation (i) for the taking of Tenant’s personal property and fixtures, including excess tenant improvements and Alterations which were installed at Tenant’s expense, and (ii) for costs of Tenant moving to a new location, and (iii) for Tenant’s loss of business.

     20. Defaults and Remedies

          20.1. Events of Default. Any one or more of the following events shall be an event of default by Tenant (“Event of Default”) under this Lease (and while an Event of Default exists, Tenant shall be considered “in Default” as that term is used in this Lease):

               20.1.1. Tenant fails to pay any Rent within five (5) business days after the same becomes due and payable, provided, however, that on no more than two (2) occasions during any twelve (12) month period and no more than five (5) occasions during the Term, Tenant shall not be considered in Default under this Section 20.1.1 until five (5) business days have elapsed following written notice from Landlord to Tenant that Rent has not been paid when due; or

               20.1.2. Tenant fails to pay any other sum required by this Lease when and as the same becomes due and payable and such failure shall continue for more than ten (10) days, provided, however, that on no more than two (2) occasions during any twelve (12) month period and no more than five (5) occasions during the Term (including any such notices delivered under Section 20.1.1, above), Tenant shall not be considered in Default under this Section 20.1.2 until ten (10) business days have elapsed following written notice from Landlord that the amount due hereunder has not been paid when due; or

               20.1.3. Tenant fails to perform or comply with any other term hereof, and such failure shall continue for more than thirty (30) days after notice thereof from Landlord, and Tenant shall not within such period commence with due diligence and dispatch the curing of such default, or, having so commenced, shall thereafter fail or neglect to prosecute or complete with due diligence and dispatch the curing of such default; or

               20.1.4. Tenant makes a general assignment for the benefit of creditors or shall admit in writing its inability to pay its debts, as they become due or shall file a petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law, or regulation, or shall file an answer admitting or shall fail reasonably to contest the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or any material part of its properties; or

               20.1.5. Within ninety (90) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or if, within ninety (90) days after the appointment without the consent or acquiescence of Tenant, of any trustee, receiver or liquidator of Tenant or of any material part of its properties, such appointment shall not have been vacated; or

               20.1.6. A final judgment for the payment of money shall be rendered against Tenant and, within sixty (60) days after the entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within sixty (60) days after the expiration of any such stay, such judgment shall not have been discharged; or

               20.1.7. Tenant shall permit the abandonment or nonoccupancy of the Demised Premises except for temporary vacancies or portions thereof, or to the extent caused by damage, destruction or condemnation, although Landlord’s sole remedy for such Event of Default shall be termination of the Lease and possession of the Demised Premises.

          20.2. Landlord’s Remedies. Upon the occurrence of an Event of Default, Landlord, at its option, without further notice or demand to Tenant, shall have, in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever:

               20.2.1. Terminate this Lease, in which event Tenant shall immediately surrender the Demised Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Rent, enter upon and take possession of the Demised Premises and expel or remove Tenant and any other person who may be occupying the Demised Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

                    (i) The worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus

                    (ii) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

                    (iii) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

                    (iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

                    (v) Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “Rent” as used in this Section 20 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Section 20.2.1 (i) and (ii) , above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Section 20.9, below, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 20.2.1 (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

          20.3. Right to Collect Rent as Due. Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

          20.4. New Lease Following Termination. In the event Landlord elects to terminate this Lease and relet the Premises, it may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent or other sums from such tenant. The proceeds of any such reletting shall be applied as follows:

               20.4.1. First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including but not limited to storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

               20.4.2. Second, to the payment of the costs and expenses of reletting the Premises, including alterations and repairs which Landlord deems reasonably necessary and advisable, and reasonable attorneys’ fees incurred by Landlord in connection with the retaking of the Demised Premises and such reletting;

               20.4.3. Third, to the payment of Rent and other charges due and unpaid hereunder; and

               20.4.4. Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

          20.5. Cumulative Rights; No Waiver. All rights, options and remedies of Landlord contained in this Lease shall be construed and held to be non-exclusive and cumulative. Landlord shall have the right to pursue any or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any Default of Tenant hereunder shall be implied from the acceptance by Landlord of any Rent or other payments due hereunder (except with respect to the amount so collected) or any omission by Landlord to take any action on account of such Default if such Default persists or is repeated, and no express waiver shall affect Defaults other than as specified in said waiver.

          20.6. Tenant Not Released From Liability. No expiration or termination of the Term pursuant to this Section 20 or by operation of law, or otherwise (except as expressly provided herein), and no repossession of the Demised Premises or any part thereof pursuant to this Section 20, or otherwise, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such expiration, termination or repossession.

          20.7. Landlord Default and Liability.

               20.7.1. Landlord shall be in default under this Lease (a “Landlord Default”) if Landlord fails to perform an obligation required of Landlord under this Lease within a reasonable time, but in no event until the lapse of thirty (30) days after written notice to

Landlord by Tenant specifically identifying the obligation Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Except in the case of Landlord’s active negligence or willful misconduct, Landlord’s liability for a Landlord Default shall be only for damages arising from and after Landlord’s receipt of Tenant’s written notice claiming a Landlord Default. Any claims for a Landlord Default concerning the construction of the Improvements shall be asserted in writing, if at all, not later than 360 days following the substantial completion of construction of the Improvements, except with regard to matters related to Landlord’s warranty against latent defects contained in Section 8.2 of this Lease, in which case such claim shall be made within sixty (60) days after such defect is discovered. In the event that there is any insurance coverage for the damages claimed to be caused by a Landlord Default, said insurance proceeds shall be exhausted and Landlord shall be obligated to pay only the remainder of said damages.

               20.7.2. If Landlord is a limited partnership, limited liability company or joint venture, the limited partners of such partnership or members of such limited liability company shall not be personally liable and no limited partner or member of Landlord shall be sued individually or named individually as a party in any suit or action or service of process be made against any limited partner or member of Landlord. If Landlord is a corporation, the shareholders, directors, officers, employees and/or agents of such corporation shall not be personally liable and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action or service of process be made against any shareholder, director, officer, employee or agent of Landlord (excluding however the corporation’s statutory agent for service of process). No limited partner, member, shareholder, director, employee or agent of Landlord shall be required to answer or otherwise plead to any service of process and no judgment will be taken or writ of execution levied against any limited partner, member, shareholder, director, employee or agent of Landlord.

          20.8. Notice to Lender. In the event of any Landlord Default, Tenant shall give notice, by registered or certified mail, at any address provided to Tenant, to any Lender whose address shall have been furnished to Tenant and Tenant shall offer such Lender a reasonable opportunity to cure the default. The period of time for Lender to cure a Landlord Default shall begin on the receipt of notice by Lender from Tenant of the Landlord Default and shall continue until thirty (30) days thereafter (which thirty (30) day period shall run concurrently with the thirty (30) day period provided in Section 20.7.1, above).

          20.9. Late Payments. If Tenant is in Default in its obligation to pay any Rent to Landlord, in addition to any other remedies to which Landlord may be entitled under this Lease, Tenant shall pay to Landlord the following as Additional Rent:

               (a) A late charge equal to the late charge Landlord is required to pay to Landlord’s mortgagee, provided such late charge is assessed to Landlord and Landlord provides Tenant with written evidence of such late charge; and

               (b) Interest on the overdue amount Tenant has not paid accruing from and as of the day it was due, at the rate of interest equal to the rate of interest charged by Lender on the mortgage financing secured by the Demised Premises (as evidenced by Landlord in writing to Tenant).

Late charges and interest owing pursuant to this Section 20.9 shall be due and payable within two (2) business days after proper written demand from Landlord. Tenant acknowledges that Landlord’s sole source of funds to cover debt service under the fee mortgage relating to the Real Property is Tenant’s Rent payments hereunder and that Tenant’s late payment of Rent will result in Landlord’s late payment of debt service and will, therefore, cause Landlord to incur the late payment charges to the fee mortgagee and related costs and expenses.

     21. Notice and Payment of Rent to Landlord.

          21.1. Payment of Rent and Delivery of Notice. Rent and all other sums due Landlord under the terms and conditions of this Lease, and any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder to either Landlord or Tenant shall be in writing and shall be deemed duly delivered upon personal delivery, or as of the second business day after mailing by United States mail, postage prepaid, return receipt requested, or upon the next business day if delivered by overnight courier or similar overnight delivery system, addressed to Tenant at the Demised Premises or to Tenant or Landlord at the address(es) shown and to the person(s) identified in Section 2.7 herein. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes, of may change the identity of the person to whom the notices are to be addressed.

          21.2. Personal Service. Notwithstanding the foregoing, a notice from one party to the other shall be deemed sufficient if personally served by the agent of the serving party upon the President or any Vice-President, or the Secretary or Treasurer or any General Partner of the other party, and, in the event of a judicial proceeding with respect to this Lease, a notice, service of process or other communication shall be deemed properly given if served or otherwise delivered in accordance with the laws and rules of civil procedure of the jurisdiction in which such judicial proceeding is pending.

     22. Subordination and Attornment.

          22.1. This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust or lease in which Landlord is tenant, now or hereafter in force against the Demised Premises, and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination; provided, however, that Tenant shall execute and deliver, within ten (10) days after request therefor, such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgages, deeds of trust or leases in which Landlord is tenant as may be reasonably required for that purposes; provided, further, that the holder of any such mortgage, deed of trust or lease delivers to Tenant a non-disturbance agreement in a form reasonably similar to the form of Subordination, Nondisturbance and

Attornment Agreement which is attached to this Lease as Exhibit “F,” providing that so long as Tenant performs all of its obligations under the Lease, Tenant’s quiet enjoyment and use of the Demised Premises shall not be disturbed.

          22.2. If any mortgagee, beneficiary or landlord under a lease wherein Landlord is tenant so elects, this Lease shall be deemed prior in lien to any such lease, mortgage or deed of trust upon or including the Demised Premises, regardless of date, and Tenant shall execute a statement in writing to such effect within ten (10) days after receipt of Landlord’s request therefor.

          22.3. Subject to Section 22.1, above, Tenant agrees to attorn to any successor in interest to Landlord whether by purchase, foreclosure, sale in lieu of foreclosure, power of sale, termination of any lease of land only or land and buildings in a sale-leaseback transaction or otherwise, if so requested or required by such successor in interest, and Tenant agrees, within ten (10) days after receipt of demand therefor, to execute such agreement or agreements in confirmation of such attornment. If any person shall succeed to all or part of Landlord’s interest in the Demised Premises upon the exercise of any remedy provided for in any mortgage of the Demised Premises now or hereafter recorded to which this Lease is prior, Tenant shall attorn and recognize such person as Tenant’s landlord as above provided and this Lease shall continue in full force and effect as a direct Lease between such person and Tenant as fully and with the same force and effect as if this Lease had originally been entered into by such person and Tenant, except that such person shall not be liable for any act or omission of Landlord prior to such person’s succession to title, nor be subject to any offset, defense or counterclaim occurring prior to such person’s succession to title, nor be bound by any material modification of this Lease or any waiver, compromise, release or discharge of any obligation of Tenant hereunder unless such modification, waiver, compromise, release or discharge shall have been specifically consented to in writing by the mortgagee under said mortgage; provided that nothing in this Section 22.3 shall be deemed to alter or diminish such successor’s liability and responsibilities under this Lease.

          22.4. If Landlord obtains a loan commitment from a lender for the financing or refinancing of the Demised Premises, and said loan commitment requires some amendment(s) to this Lease, then Tenant shall cooperate with Landlord in executing said amendment(s), so long as the amendment(s) do not adversely affect any of the material rights, obligations or privileges of Tenant under this Lease.

     23. Fixtures. All fixtures, furniture and equipment installed in the Demised Premises by Tenant shall at all times be and remain the sole and exclusive property of Tenant, and at its option, the same, or any portion thereof, may be removed by Tenant at the expiration or termination of this Lease. The term “Trade Fixtures” as used in this Lease shall mean Tenant’s machinery, personal property and equipment that can be removed without doing material damage to the Demised Premises, or which can be removed by Tenant and any damage caused by such removal can be repaired by Tenant. Any damage caused by such removal by Tenant shall be repaired at the expense of Tenant. Anything hereinbefore to the contrary notwithstanding, if Tenant shall be in Default under this Lease, Landlord shall, to the extent permitted by law, have (in addition to all other rights) a right of distress for rent as security for all rent and other sums payable under this Lease. In addition, if any of Tenant’s furniture, equipment or fixtures are not removed by Tenant at its expense within twenty (20) days after any repossession of the Demised Premises (whether or not this Lease has been terminated) such furniture, equipment and fixtures shall be considered abandoned by Tenant and may be appropriated, sold, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without obligation to account therefor, except as may be required by applicable law; and Tenant shall pay Landlord, upon demand, all costs and expenses incurred by Landlord in removing, storing or disposing of any of Tenant’s furniture, equipment and fixtures. Landlord may exercise its right to remove Tenant’s furniture, equipment and fixtures sooner than twenty (20) days if necessary to make the Demised Premises suitable for another tenant and such furniture, equipment and fixtures shall be deemed abandoned by Tenant if Tenant fails to recover them from Landlord within twenty (20) days. Landlord shall not be responsible for any replacement and loss of, or damages to Tenant’s furniture, equipment or fixtures unless caused solely by Landlord’s active negligence or willful misconduct.

     24. Holding Over. At the expiration of this Lease, should Tenant hold over without Landlord’s consent, such holding over shall create only a tenancy from month to month, terminable on thirty (30) days notice from either party to the other, provided that the amount of rent due and payable during any such period shall be one hundred and ten percent (110%) of the then applicable Rent, provided, however, that if such holding over extends for more than three (3) months after the expiration of this Lease, then the amount of rent due and payable during a further period of hold over shall be one hundred twenty-five percent (125%) of the then applicable Rent.

     25. Quitclaim Deed. Tenant shall execute and deliver to Landlord on the expiration or termination of this Lease, immediately upon Landlord’s request, a quitclaim deed to the Demised Premises or other document in recordable form suitable to evidence of record the termination of this Lease.

     26. Quiet Enjoyment. If and so long as Tenant pays the Rent reserved by this Lease and performs and observes all the covenants and provisions hereof, Tenant shall quietly enjoy the Demised Premises, subject, however, to the terms of this Lease, and Landlord shall warrant and defend Tenant in the enjoyment and peaceful possession of the Demised Premises throughout the Term of this Lease.

     27. Delays. In any case, where either party hereto is required to do any act, except the payment of Rent or other money, the term for the performance thereof shall be extended by a period equal to any delay caused by any delay in commencement or completion resulting from a Tenant Caused Delay or a Force Majeure Delay, whether such time be designated by a fixed date, a fixed time or a “reasonable time”. Both parties shall use their respective reasonable efforts to minimize any such delay.

          27.1. A “Force Majeure Delay” shall mean any delay in completing or performing any required act under this Lease, other than Tenant’s obligation to pay Rent on a timely basis, which is the result of acts of God, war, governmental restrictions, inability to procure the necessary labor or materials, strikes or other causes beyond the control of the party from whom the performance is required.

          27.2. A “Tenant-Caused Delay” shall mean (i) any delay, caused by the failure of Tenant, its officers, directors, partners, agents, employees, or contractors or any other representative of Tenant to act within the time limits set forth in the Lease or the Work Letter; and (ii) any delay resulting from Tenant Changes (as defined in the Section I.H.1. of the Work Letter).

     28. Surrender.

          28.1. Subject to Section 4.4 of this Lease, no surrender of possession of any part of the Demised Premises shall release Tenant from any of its obligations hereunder unless accepted by Landlord.

          28.2. The voluntary or other surrender of this Lease by Tenant shall not work a merger, unless Landlord consents, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies.

          28.3. The voluntary or other surrender of any ground or underlying lease that may hereafter be executed affecting the Building or the Demised Premises, or a mutual cancellation thereof or of Landlord’s interest therein, shall not work a merger and shall, at the option of the successor of Landlord’s interest in the Building or the Demised Premises, operate as an assignment of this Lease.

          28.4. Tenant shall, on the last day of the Initial Term or Option Term, or on the last day of any holdover, surrender the Demised Premises in as good condition as when Tenant took possession, except for ordinary wear and tear, loss by fire or casualty, loss by any cause beyond Tenant’s control, and alterations, additions and improvements herein permitted.

     29. Release of Landlord Upon Conveyance. In case the original or any successor Landlord shall convey, transfer or otherwise dispose of Landlord’s interest in the Demised Premises, it shall thereupon be released from all liabilities and obligations of Landlord under this Lease (except those occurring prior to such conveyance or other disposition) and such liabilities and obligations shall be binding solely on the then owner of the Demised Premises.

     30. Performance on Behalf of Tenant. In the event that Tenant shall fail to make any payment or perform any act required hereunder to be made or performed by Tenant, then Landlord may, but shall be under no obligation to, after such notice to Tenant, if any, as may be reasonable under the circumstances, or as may otherwise be required by the terms of this Lease, make such payment or perform such act with the same effect as if made or performed by Tenant. Entry by Landlord upon the Demised Premises for such purpose shall not waive or release Tenant from any obligation or Default hereunder. Tenant shall reimburse Landlord, within three (3) business days after demand therefor, for all sums so paid by Landlord and all costs and expenses incurred by Landlord, together with interest thereon as provided in Section 20 hereof, in connection with the performance of any such act.

     31. Estoppel Certificate by Tenant.

          31.1. Tenant agrees at any time and from time to time, upon not less than ten (10) days prior request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, substantially in the form attached to this Lease as Exhibit “G” with the blanks filled in, or on any other form reasonably requested by a proposed lender or purchaser, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating those modifications), and the dates to which the Rent and other charges, if any, have been paid in advance, that Landlord is not in default on and has complied with all the terms and conditions of this Lease, it being intended that any such statement delivered pursuant to this section may be relied upon by any prospective purchaser of the fee or mortgagee or assignee of any mortgage upon the fee of the Demised Premises. Nothing in any such estoppel certificate shall change the rights or obligations of Landlord and Tenant as between themselves.

          31.2. Landlord agrees at any time and from time to time, upon not less than ten (10) days prior request by Tenant, to execute, acknowledge and deliver to Tenant a statement in writing, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating those modifications), and the dates to which the Rent and other charges, if any, have been paid in advance, that Tenant is not, to Landlord’s knowledge, in default on and has complied with all the terms and conditions of this Lease. Any such statement may be relied upon by the party to whom it is issued. Nothing in any such estoppel certificate shall change the rights or obligations of Landlord and Tenant as between themselves.

     32. Hazardous Substances.

          32.1. Landlord’s Consent. The term “Hazardous Substance” as used in this Lease shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the Demised Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment or the Demised Premises, (ii) regulated or monitored by any governmental authority or (iii) a basis for liability of Landlord to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products, by-products or fractions thereof. Tenant may without Landlord’s prior consent, but in compliance with all Applicable Law, use any ordinary and customary materials reasonably required to be used by Tenant in the normal course of Tenant’s business permitted on the Demised Premises, so long as such use does not expose the Demised Premises or neighboring properties to any meaningful risk of contamination or damage or expose Landlord to any liability therefor. Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under or about the Demised Premises (including through the plumbing or sanitary sewer system) and shall promptly, at

Tenant’s expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Demised Premises, the elements surrounding same, or neighboring properties, that was caused or materially contributed to by Tenant, or pertaining to or involving any Hazardous Substance and/or storage tank brought onto the Demised Premises by or for Tenant or under its control.

               32.1.1. Duty to Inform Landlord. If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance, or a condition involving or resulting from same, has come to be located in, on, under or about the Demised Premises, other than as expressly allowed by this Lease or otherwise previously consented to by Landlord, Tenant shall immediately give written notice of such fact to Landlord. Tenant shall also immediately give Landlord a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action or proceeding given to, or received from, any governmental authority or private party, or persons entering or occupying the Demised Premises, concerning the presence, spill, release, discharge of, or exposure to, any Hazardous Substance or contamination in, on, or about the Demised Premises.

               32.1.2. Tenant’s Indemnification. Tenant shall indemnify, protect, defend and hold Landlord, its agents, employees, Lenders and ground lessor, if any, and the Demised Premises, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, costs, claims, liens, expenses, penalties, permits and attorney’s and consultant’s fees arising out of or involving any Hazardous Substance or storage tank brought onto the Demised Premises by or for Tenant or under Tenant’s control. Tenant’s obligations under this Section 32.1.2 shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant, and the cost of investigation (including consultant’s and attorney’s fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration or earlier termination of this Lease. No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Substances or storage tanks brought onto the Demised Premises by or for Tenant or under Tenant’s control, unless specifically so agreed by Landlord in writing at the time of such agreement.

          32.2. Tenant’s Compliance with Law. Except as otherwise provided in this Lease, and further subject to Landlord’s warranties and obligations set forth in Sections 7.3, 8.2 and 9.2 of this Lease, Tenant, shall, from and after the Term Commencement Date at Tenant’s sole cost and expense, fully, diligently and in a timely manner, comply with all Applicable Laws. Tenant shall, within ten (10) days after receipt of Landlord’s written request, provide Landlord with copies of all documents and information, including, but not limited to, permits, registrations, manifests, applications, reports and certificates, evidencing Tenant’s compliance with any Applicable Law specified by Landlord, and shall immediately upon receipt, notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Tenant or the Demised Premises to comply with any Applicable Law.

          32.3. Inspection; Compliance. Landlord and any Lenders (as defined in Section 16.5.2 of this Lease) shall have the right to employ experts and/or consultants in connection therewith and/or to advise Landlord with respect to Tenant’s activities, including but not limited to the installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance or storage tank on or from the Demised Premises. The costs and expenses of any such inspections, to the extent related to Hazardous Materials, shall be paid by the party requesting same, unless a Default of this Lease related to Hazardous Materials, violation of Applicable Law related to Hazardous Materials, or a contamination, caused or materially contributed to by Tenant is found to exist or be imminent, or unless the inspection is requested or ordered by a governmental authority as the result of any such existing or imminent violation or contamination.

     33. Commissions. Tenant represents and warrants that there are no commissions, fees and sums which are now or in the future may be due and payable with regard to leasing, acquisition or other such matters related to the Demised Premises, other than those owed to Colliers Illif Thorn and The Staubach Company, for which Landlord shall be solely responsible. Landlord and Tenant agree to indemnify and hold each other harmless from any and all liability for the payment of commissions, fees and other sums other than those specifically enumerated above.

     34. Financial Statements. Tenant, from time to time, at Landlord’s request, shall provide Landlord with Tenant’s most recent financial statements which, so long as Tenant is an entity which files periodic financial disclosures to securities regulatory authorities, shall be those which are periodically filed with those authorities. Unless Tenant is in Default of the Lease, in no event shall Tenant be obligated to provide financial statements more frequently than two (2) times in a fiscal year.

     35. Waiver and Modification. No provision of this Lease may be modified, amended or added to except by an agreement in writing executed by Landlord and Tenant. The waiver by Landlord or Tenant of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

     36. Waiver of Jury Trial and Counterclaims. The parties hereto shall and do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Demised Premises and/or any claim of injury or damage.

     37. Miscellaneous.

          37.1. Terms and Headings. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The headings used in this Lease are not a part hereof and shall have no effect upon the construction or interpretation of any part hereof.

          37.2. Examination of Lease. Submission of this Lease for examination or signature by Tenant does not constitute a reservation of, or option for, lease, nor is it effective as a lease or otherwise until execution by, and delivery to, both Landlord and Tenant.

          37.3. Time. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

          37.4. Covenants and Conditions. Each provision of this Lease performable by Landlord or Tenant shall be deemed both a covenant and a condition.

          37.5. Consents. Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth herein to the contrary.

          37.6. Entire Agreement. This Lease (together with its Exhibits) is intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and all prior agreements, understandings, representations and statements, oral or written, are merged herein, excepting only for written agreements signed contemporaneously with or after the signing of this Lease.

          37.7. Severability. Any provision of this Lease which shall be deemed or proven to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all such other provisions shall remain in full force and effect.

          37.8. Recording. Landlord and Tenant shall execute, acknowledge and record a short form memorandum of this Lease.

          37.9. Impartial Construction. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. As both parties participated in the drafting and review of this Lease, any ambiguity in the language will not be constructed against either party as the drafter of that language.

          37.10. Inurement. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators, successors, assigns, sublessees or any person who may come into possession of the Demised Premises or any part thereof in any manner whatsoever. Nothing contained in this Section shall in any way alter the provisions against assignment or subletting provided in this Lease.

          37.11. Exhibits. All exhibits and schedules referred to herein and attached hereto are a part hereof, and incorporated herein by this reference.

          37.12. Periods of Time. All periods of time referred to in this Lease shall include all Saturdays, Sundays and state or United States holidays, unless the period of time specifies business days, provided that if the date or last date to perform any act or give any notice with respect to this Lease shall fall on a Saturday, Sunday or state or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday or state or national holiday.

          37.13. Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the State of California, and venue for any legal action under this Lease shall be San Diego County, California.

          37.14. Interpretation. In the event any conflict exists between the provisions of this Lease, the order of priority in the interpretation hereof shall be as follows: (a) any supplemental agreement, memorandum of understanding or addendum signed simultaneously with, or after, the signing of this Lease, (b) Work Letter Exhibit B, (c) Exhibits (except Work Letter Exhibit B), (d) basic Lease provisions, and (e) general provisions.

          37.15. Right of First Offer. In the event Landlord decides to market the Demised Premises for sale, Landlord shall notify Tenant of that intention, in writing (“Landlord’s Offer Notice”), which Landlord’s Offer Notice shall specify the terms and conditions under which Landlord is willing to sell the Demised Premises and under which it intends to offer the Demised Premises for sale to third parties (the “Terms and Conditions”). Landlord’s Offer Notice shall be deemed an offer to sell the Demised Premises which is available for acceptance or rejection by Tenant on the terms expressed in this Section 37.15. If Tenant wishes to accept the offer to purchase the Demised Premises on the Terms and Conditions, Tenant shall, within twenty (20) days following receipt of Landlord’s Offer Notice, deliver to Landlord written and unconditional acceptance of the Terms and Conditions (“Tenant’s Acceptance Notice”), together with a non- refundable deposit in the amount of five percent (5%) of the purchase price. Tenant shall then have ninety (90) days to complete the purchase of the Demised Premises. If Tenant either (i) rejects Landlord’s Offer Notice, (ii) accepts Landlord’s Offer Notice, but subject to conditions or contingencies, (iii) submits a counter-offer to Landlord’s Offer Notice, (iv) accepts Landlord’s Offer Notice but fails to complete the purchase with the ninety (90) day period provided, or (v) fails to respond to Landlord’s Offer Notice, Tenant shall be deemed to have rejected Landlord’s Offer Notice, in which case Landlord will have no further responsibility under this Section 37.15 and will be free to sell the Demised Premises to a party other than Tenant on substantially the same terms as were offered to Tenant. If Landlord subsequently decides to market the Demised Premises on terms substantially more favorable to a prospective purchaser than those originally presented to Tenant, then Landlord shall again deliver Landlord’s Offer Notice to Tenant and the procedure described in this Section 37.15 shall be repeated. If any Lender or successor to a Lender acquires title to the Demised Premises by “deed-in-lieu of foreclosure” or by foreclosure, the procedures’ of this Section 37.15 shall not be applicable to such a sale or any sale by the Lender; provided, however, it shall continue to be applicable to any sale by any person or entity other than Lender, other than the foreclosure sale itself. The foregoing commitments by Landlord shall not constitute a right of first refusal which Tenant can enforce against Landlord to the detriment of any sale to a third party which Landlord may elect to make so long as the provisions of this Section 37.15 have been observed.

          37.16. Counterparts. This Lease may be signed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same Lease when both parties have signed a counterpart.

     IN WITNESS WHEREOF, the parties have caused these presents to be executed as of the day and year first above written.

LANDLORD:

UTC GREENWICH PARTNERS, a California limited
partnership

By:	Allen Development, Inc.,
a California corporation,
General Partner

	By:	/s/ MARTIN V.

	Title:	CHIEF FINANCIAL OFFICER

TENANT:

INTUIT, INC.,
a Delaware corporation

By:	/s/ WILLIAM H. LANE

Title:	VP/CFO

EXHIBIT “D”
to
BUILD-TO-SUIT LEASE

MULTI-TENANT ADDENDUM

This Multi-Tenant Addendum (“Addendum”) is a part of the Build-to-Suit Lease, dated as of May         , 1995, by and between Intuit, Inc., a Delaware corporation, and UTC Greenwich Partners, a California limited partnership (the “Lease”) with regard to the lease of certain land and improvements, including a two-story commercial office building, of approximately 140,000 square feet of Gross Area in size (the “Building”) (collectively the “Demised Premises”). The defined terms used in this Addendum have the same meanings as ascribed to them in the Lease, including, without limitation, the terms “Rentable Area” and “Usable Area.”

          1. Purpose of the Addendum. Under certain circumstances described in the Lease, it is possible that (i) one or more tenant(s) other than Tenant will occupy the Building or, (ii) more than one tenant other than Tenant will occupy the Additional Improvements, or (iii) Additional improvements will be constructed on the Land and no portion occupied by Tenant. The provisions of the Lease addressing Operating Expenses, payment and reimbursement of Operating Expenses and the responsibility for the actual maintenance of the Demised Premises are primarily designed for the circumstance wherein Tenant is the sole tenant of the Land, Building and Additional Improvements. This Addendum is intended to address those same issues in the context where (i) either or both of the Building or the Additional Improvements (“Building Multi-Tenancy’) are occupied by Tenant together with another tenant(s), and (ii) the Demised Premises are occupied solely by Tenant and the Additional Improvements are occupied by a tenant(s) other than Tenant (“Land Multi-Tenancy”).

          2. Establishment of “Common Facilities”.

               a. Building Multi-Tenancy. If either or both of the Building or the Additional Improvements are ever leased to a tenant other than Tenant while Tenant continues to occupy a portion of the Building or the Additional Improvements, whichever is applicable, then the areas or facilities of the Building or the Additional Improvements which are not reserved for use by a tenant to the exclusion of all other tenants shall be, as appropriate and as determined by Landlord in its reasonable discretion, removed from the definition of the Demised Premises, and instead such facilities and areas will become “Building Common Facilities” to be shared by Tenant and the other tenant(s) in the Building. Building Common Facilities shall include common lobbies, hallways, public restrooms, stairwells and stairways, all parking areas, driveways, passageways, sidewalks, landscaped, areas, truck parking areas, loading and dock areas, the roof and roof membrane, drainage swales, gutters, downspouts, exterior glass, and exterior Building walls. Landlord shall promptly notify Tenant of any such determination with an explanation thereof as appropriate.

Page 1 of Exhibit “D”

               b. Land Multi-Tenancy. If Additional Improvements are ever leased to a tenant other than Tenant and Tenant does not occupy any portion thereof, then the parking areas, driveways, passageways, sidewalks, landscaped areas, truck parking areas, and loading and dock areas, shall be, as appropriate and as determined by Landlord in its reasonable discretion, removed from the definition of the Demised Premises, and instead such facilities and areas will become “Land Common Facilities” to be shared by Tenant and the tenant(s) of the Additional Improvements. Landlord shall promptly notify Tenant of any such determination with an explanation thereof as appropriate.

          3. Maintenance of “Common Facilities”. In addition to Tenant’s responsibilities under Section 9.1 of the Lease, and except to the extent specifically identified as Landlord’s responsibility in Section 9.2 of the Lease (including Landlord’s responsibilities under Sections 7.3 and 8.2 of the Lease), Tenant shall keep the Building Common Facilities and/or the Land Common Facilities, as appropriate, and every part thereof, in good order, appearance, condition and repair, free of obstructions, dirt and rubbish, and so as to comply fully and at all times with all Applicable Laws consistent with other first-class business and industrial parks in the North City Area. Tenant shall make all replacements and repairs to the Building Common Facilities and/or the Land Common Facilities in the condition described in the preceding sentence, reasonable wear and tear excepted. All repairs, replacements and renewals shall be at least equal in quality and class to the original work. Any and all warranties to which Landlord is entitled in connection with the development and construction of the Demised Premises or the Additional Improvements related to the Building Common Facilities or the Land Common Facilities, including, without limitation, those referred to in Section 8 of the Lease, shall be assigned to Tenant when and where appropriate, on a non-exclusive basis, for the Term of this Lease for the purpose of fulfilling Tenant’s responsibilities under this section.

          4. Payment of Operating Expenses. Tenant shall pay all of the Operating Expenses related to its maintenance obligations regarding the Building Common Facilities and the Land Common Facilities directly to the third party to whom the expense is payable, as such Operating Expenses become due and payable. Within ten (10) days following Landlord’s written request to Tenant, Tenant shall furnish to Landlord appropriate evidence of payment of the Operating Expenses which have been paid by Tenant directly to a (third party.

               a. Notwithstanding the foregoing, Landlord may elect to pay any or all of the Operating Expenses related to the Building Common Facilities or the Land Common Facilities directly without relieving Tenant of financial responsibility for such expenses. In the event Landlord so elects, Landlord shall give Tenant at least thirty (30) days prior written notice of Landlord’s election and commitment to pay said Operating Expense(s), which notice shall identify which Operating Expenses Landlord is undertaking to pay directly and the date when such Operating Expenses become due. Tenant’s Share of Common Operating Expenses (as defined below) which Landlord undertakes to pay directly shall be paid by Tenant to Landlord at least twenty (20) days prior to the scheduled due date (“Advance Expense Payment”). Tenant’s Share of Common Operating Expenses which Landlord undertakes to pay directly and owed by Tenant to Landlord shall be deemed Additional Rent as defined in Section 6.2 of the Lease.

Page 2 of Exhibit “D”

               b. If Landlord makes the election described in subsection a, above, and Tenant fails to make an Advance Expense Payment when due, in addition to any other remedies available to Landlord under the Lease, Landlord may, thereafter, institute a procedure whereby Tenant shall pay to Landlord monthly installments of Tenant’s Share of Common Operating Expenses based upon Landlord’s reasonable estimate of the annual amount of Tenant’s Share of Common Operating Expenses which Landlord has undertaken to pay directly. If such a monthly installment arrangement is instituted by Landlord, then Landlord shall provide Tenant, in writing, a statement containing an estimate of the amount of Tenant’s Share of Common Operating Expenses which will be paid by Landlord for the current year and calculating the monthly installment due from Tenant to enable Landlord to pay those expenses when due (the “Monthly Installment”); and Tenant shall pay to Landlord, on the first day of each calendar month of the Term of this Lease thereafter, as Additional Rent, the Monthly Installment.

               c. Within ninety (90) days after the conclusion of each calendar year during the Term, Landlord shall furnish to Tenant a statement showing, in reasonable detail, the actual Common Operating Expenses which Landlord paid during the previous calendar year. If the amounts paid by Tenant for Tenant’s Share of Common Operating Expenses are less than the actual amount of Tenant’s Share of Common Operating Expenses for the previous year, that additional sum shall be due and payable by Tenant to Landlord within thirty (30) days after receipt by Tenant of said statement. If the amounts paid by Tenant to Landlord exceed the actual Tenant’s Share of Common Operating Expenses paid by Landlord for the previous calendar year, the difference shall be credited by Landlord against the Rent next due and owing from Tenant; provided that, if the Term has expired, Landlord shall accompany said statement with a payment to Tenant for the amount of such difference.

               d. Notwithstanding the foregoing, if Tenant is not occupying any portion of the Additional Improvements, Tenant may elect to have Landlord undertake responsibility for and pay any or all of the Operating Expenses related to the Building Common Facilities related to the Additional Improvements or the Land Common Facilities without relieving Tenant of financial responsibility for Tenant’s Share of Common Operating Expenses. In the event of such an election, Tenant shall notify Landlord, in writing, of such election within thirty (30) days after Landlord completes construction of the Additional Improvements and notifies Tenant of its determination of the Building Common Facilities, if any, and Land Common Facilities pursuant to Sections 2.a. and 2.b., above.

          5. Tenant’s Share of Common Operating Expenses. Although Tenant will be responsible for paying all Operating Expenses related to operation and maintenance of the Building Common Facilities and/or the Land Common Facilities, Tenant’s share of those Operating Expenses (“Tenant’s Share of Common Operating Expenses”) shall be limited as follows:

               a. The percentage of Tenant’s Share of Common Operating Expenses related to operation and maintenance of the Building Common Areas shall be a fraction, the numerator of which is in the total square footage of Usable Area contained in the Demised Premises which is reserved exclusively for use by Tenant (i.e. excluding Building Common

Page 3 of Exhibit “D”

Facilities and areas reserved for rental to others) and the denominator of which is the total square footage of Usable Area contained in the Demised Premises.

               b. The percentage of Tenant’s Share of Common Operating Expenses related to operation and maintenance of the Land Common Areas shall be a fraction, the numerator of which is in the total square footage of the Land comprising the Demised Premises (excluding the SDG&E Land) and the denominator of which is the sum total square footage of (i) the Land comprising the Demised Premises and (ii) the Land comprising the Excess Land.

               c. Tenant’s Share of Common Operating Expenses related to operation and maintenance of the Building Common Areas and the Land Common Areas shall be determined by applying the appropriate percentage calculated pursuant to subsections a. and b., above, to the amount of Common Operating Expenses incurred related to the Building Common Areas and the Land Common Areas, respectively.

               d. In addition to the exclusions from Operating Expenses contained in Section 11.2 of the Lease, during a period of Building Multi-Tenancy or Land Multi-Tenancy, Operating Expenses shall not include:

                    i. costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants of the Building or Additional Improvements or in renovating or redecorating vacant space, including the cost of alterations or improvements to the premises of any other tenant or occupant of the Building, the Additional Improvements or the Building Common Facilities or the Land Common Facilities;

                    ii. cash or other consideration paid by Landlord on account of, with respect to, or in lieu of, the tenant improvements work or alterations described in clause (i) above;

                    iii. costs of any services sold or provided to Tenant, or tenants or other occupants of the Building or the Additional Improvements other than Tenant, for which Landlord is entitled to be reimbursed by such tenants or other occupants as an additional charge or rental over and above the basic rent charged to such tenants or other occupants (and escalations thereof);

                    iv. costs of any services which are provided to another tenant or occupant of the Building or the Additional Improvements which are not provided to Tenant;

                    v. costs incurred due to violation by Landlord or any tenant of the terms and conditions of any lease;

                    vi. real estate taxes actually paid by Tenant or any other tenant in the Building or Additional Improvements pursuant to the terms of their respective leases; and

Page 4 of Exhibit “D”

                    vii. real estate taxes allocable to the tenant improvements of other tenants or occupants in the Building or the Additional Improvements which are over and above the tenant improvement allowance Landlord generally offers to tenants.

          6. Tenant’s Recovery of Operating Expenses. Tenant shall be entitled to recover from Landlord the amount of Common Operating Expenses paid by Tenant which exceeds Tenant’s Share of Common Operating Expenses as determined pursuant to Section 5, above. Within thirty (30) days following the end of each calendar month during the Term, Tenant shall furnish to Landlord appropriate evidence of the Common Operating Expenses which have been paid by Tenant directly to a third party. Within thirty (30) days thereafter, Landlord shall pay to Tenant the amount by which the Common Operating Expenses paid by Tenant exceeds Tenant’s Share of Common Operating Expenses paid by Tenant.

          7. Audit of Common Operating Expenses. Landlord and Tenant shall each have the right, at their own cost and expense, to audit or inspect the other’s detailed records each year with respect to Common Operating Expenses. Landlord shall maintain at its principal place of business and Tenant shall maintain on the Demised Premises, each for a period of at least twelve (12) months after the expiration of each calendar year during the Term, full and accurate books, records and supporting documents in connection with their payments of Common Operating Expenses. If an audit by either reveals an overpayment or an underrefund by or to the other, such overpayment or underrefund shall be settled directly between Landlord and Tenant by payment within thirty (30) days thereafter. If such audit reveals an overpayment or underrefund which is five percent (5%) or more, then the party who owes such overpayment or underrefund shall pay the costs and expenses of such audit. In the event the Term has expired, any such overpayment or underrefund and any such audit expense owed by Landlord to Tenant shall be paid to Tenant within ten (10) business days after determination thereof.

          8. Further Limitations on Common Operating Expenses.

               a. Common Operating Expenses shall be prorated for any partial calendar year during which this Addendum applies. Expenses such as taxes, assessments and insurance premiums which are incurred for an extended time period shall be prorated based upon time periods to which such items are applicable, so that the amounts attributed to the Demised Premises relate in a reasonable manner to the time period in which Tenant has an obligation to pay for Common Operating Expenses.

               b. Any amount due for Operating Expenses attributable to any period which is less than a full month shall be prorated (based on a 30-day month) for such fractional month.

               c. The provisions of the Lease governing the sharing of Long-Term Items shall also apply to Long-Term Items related to Building Common Facilities or Land Common Facilities.

Page 5 of Exhibit “D”

EXHIBIT “E”

ACKNOWLEDGMENT OF TERM COMMENCEMENT DATE AND ANNUAL RENT

This Acknowledgment of Term Commencement Date and Annual Rent is entered into by and between KILROY REALTY, L.P., a Delaware limited partnership, or assignee (“Landlord”), and INTUIT, INC., a Delaware corporation (“Tenant”), dated as of April 20, 1999, with reference to that certain Amendment to Lease dated April 14, 1998 (“Lease Amendment”) by and between Landlord and Tenant, for the purpose of definitely establishing the Term Commencement Date and the Annual Rent, as those terms are defined in the Lease Amendment.

1.	The New Term Commencement Date of the Initial Term of the Lease is the 16th day of April, 1999, and the Expiration Date is the 15th day of April, 2007, subject however to the. terms and conditions of the Lease Amendment.

2.	Upon the New Term Commencement Date, the term of the entire Lease, including the existing Demised Premises and the Additional Premises (together the “Combined Demised Premises”) shall continue until the Expiration Date. Tenant shall be entitled to the Extension Options granted in accordance to Section 4.3 of that certain Build-To-Suit Lease dated June 9, 1995 (“Lease”), by and between Landlord (as successor to UTC Greenwich Partners, L.P.) and Tenant.

3.	The Annual Rent for the Combined Demised Premises, as of the New Term Commencement Date, including the Additional Rent for the Excess Tenant Improvement Allowance, payable by the Tenant to Landlord under this Lease Amendment is as follows:

Combined Rent for Initial Term:

MONTHS	ANNUAL RENT	MONTHLY RENT
01-30	$3,161,561	$263,463.42
31-60	$3,381,827	$281,818.92
61-90	$3,618,614	$301,551.17
91-96	$3,873,159	$322,763.25

All rental payments shall be made payable to Kilroy Realty, L.P., a Delaware limited partnership, at the office of the Landlord at:

                                         Kilroy Realty Corporation
                                        2250 East Imperial Highway, Suite 1200
                                        El Segundo, California 90245
                                        Attention: Chief Financial Officer

4.	The Combined Premises consists of the existing Demised Premises of 141,214 rentable square feet and the Additional Premises of 71,000 rentable square feet of floor area.

5.	Other than as set forth above, all of the terms and conditions of the Lease Amendment are hereby ratified and confirmed, and shall continue in full force and effect.

     IN WITNESS WHEREOF, the instrument has been duly executed by the parties as of the date first written above.

LANDLORD:

KILROY REALTY, L.P., a Delaware limited partnership
By:	Kilroy Realty Corporation., a Maryland corporation,
General Partner

By:	-s- Steven L. Black

Steven L. Black
Title:	Executive Vice President

TENANT:

INTUIT INC., a Delaware corporation

By:	-s- L. WOLFE

Name:
Title:

EXHIBIT “F”
to
BUILD-TO-SUIT LEASE

RECORDING REQUESTED BY AND
WHEN RECORDED RETURN TO:

SUBORDINATION,
NON-DISTURBANCE AND ATTORNMENT AGREEMENT

NOTICE:	THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

          THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT is made by and among Intuit, Inc., a Delaware corporation (“Tenant”), UTC Greenwich Partners, a California limited partnership (“Landlord”), and                              (“Beneficiary”), and affects that certain real property described in Exhibit “A” attached hereto (the “Property”). This Agreement is entered into with reference to the following facts:

          A. Landlord and Tenant have entered into that certain Build-to-Suit Lease (the “Lease”) by and between Landlord and Tenant dated May          , 1995, covering the portion of the Property described therein (the “Demised Premises”).

          B. Beneficiary has issued that certain commitment letter executed by Beneficiary, as Lender, and Landlord, as Borrower, dated                       (the “Commitment Letter”), setting forth the terms and conditions of its agreement to make a loan in the amount of                        Dollars ($                       )to Landlord (the “Loan”) to be evidenced by that certain Secured Promissory Note executed by Landlord in favor of Beneficiary, dated as of                       , in the amount of the Loan (the “Note”). The Note is to be secured by, among other things, that certain [Construction] Deed of Trust and Security Agreement with Assignment of Rents and Fixture Filing dated as of         , encumbering the Property, executed by Landlord, as trustor, in favor of Beneficiary, securing repayment of the Loan evidenced by the Note, to be recorded in the

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records of the county recorder of the county in which the Property is located (the “Deed of Trust”).

     C. For the purpose of completing the Loan, the parties hereto desire expressly to subordinate the Lease to the Deed of Trust, it being a condition precedent to Beneficiary’s making of the Loan to Landlord that the Deed of Trust shall be unconditionally and at all times a lien or charge prior and superior to the Lease and the leasehold estate created thereby.

     D. It is to the mutual benefit of all of the parties hereto that the Loan be consummated.

          NOW, THEREFORE, in order to induce Beneficiary to enter into and/or accept the Note, the Deed of Trust, and the other documents evidencing and/or securing the Loan and to make the Loan, and in consideration of the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Subordination. Notwithstanding anything to the contrary set forth in the Lease, the Lease and the leasehold estate created thereby and all of Tenant’s rights, powers, privileges and benefits thereunder shall be and the same hereby are unconditionally made, and shall at all times remain, subject, subordinate and inferior to the Deed of Trust and the agreements, lien and charge thereof, and all rights, powers, privileges and benefits of Beneficiary thereunder and to any and all renewals, modifications, consolidations, replacements and extensions thereof, and Tenant hereby intentionally and unconditionally waives, relinquishes and subordinates the priority and superiority of the Lease and the leasehold estate created thereby and the rights, powers, privileges and benefits of Tenant thereunder in favor of the agreements contained in the Deed of Trust and the other documents evidencing and/or securing the Loan, and the lien and charge upon the Property of, the Deed of Trust. The parties hereto acknowledge and agree that Beneficiary would not make the Loan except in reliance on this Agreement and the execution, acknowledgment, delivery and recordation hereof, and in connection therewith, specific monetary and other obligations are being entered into which would not be made or entered into but for Beneficiary’s reliance upon this subordination and upon all of the other terms, covenants, conditions and provisions of this Agreement.

          2. Acknowledgment and Agreement by Tenant. Tenant acknowledges and agrees that:

               a. In making or causing to be made any disbursements of the Loan to Landlord or otherwise, Beneficiary is under no obligation or duty to, nor has Beneficiary represented or agreed that it will, oversee, direct or see to the application of the proceeds of such disbursements. Tenant acknowledges that proceeds of the Loan may not be applied to the construction of improvements on the Property or for the refinancing of a loan with respect thereto.

               b. Any application of all or any portion of the proceeds of the Loan other than as provided for in the Note, the Deed of Trust, or in any other documents, agreements

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and instruments between Landlord and Beneficiary with respect to the Loan, and among Landlord, Beneficiary and any other person with respect to the disbursement of the funds of Beneficiary for the Loan, and any of them, shall not defeat in whole or in part the subordination hereby effected of the Lease and the leasehold estate created thereby.

               c. Beneficiary may, without affecting the subordination of the Lease (i) release or compromise any obligation of any nature with respect to the Note, the Deed of Trust or the other documents evidencing and/or securing the Loan, (ii) release its security interest in, or surrender, release or permit any substitution or exchange of all or any part of any property securing payment of the Note and/or any other sums secured by the Deed of Trust, (iii) retain or obtain a security interest in any property to secure payment of the Note and/or any other sums secured by the Deed of Trust, or (iv) modify, amend, defer, extend, consolidate or supplement any original or subsequent promissory note, deed of trust, assignment of leases (including the Note and the Deed of Trust) and any other documents or instruments now or hereafter executed by Landlord with respect to the Loan.

               d. From and after the date hereof, in the event of any act or omission by Landlord or any other circumstance or occurrence (each such act, omission, circumstance and occurrence, being referred to as a “default or condition”) which would give Tenant the right, either immediately or after a lapse of time, or both, to terminate the Lease, to claim a partial or total eviction, or to declare a breach or default, then Tenant immediately shall give written notice of such default or condition to Beneficiary, and notwithstanding anything in the Lease to the contrary, Tenant shall not exercise any one or more of such rights unless and until the period of time described below available to Beneficiary to cure such default or condition has elapsed and no cure has occurred. Such period of time shall begin on the receipt of notice by Beneficiary from Tenant of the default or condition, and shall continue until thirty (30) days thereafter and shall run concurrently with the thirty (30) day period provided in the Lease for Landlord to cure a default or such longer period as is already provided in the Lease. If the nature of the default or condition is such that Beneficiary reasonably requires more than such period of time for its cure, then such period of time shall be extended until such cure is complete if Beneficiary commences such cure within such period and thereafter diligently pursues the same to completion.

               e. Tenant has notice that the Lease and the rent and all other sums due and to be due thereunder and the performance of all other obligations of Tenant thereunder are to be assigned to Beneficiary as security for the Loan by the Deed of Trust and by an assignment of leases. In the event that Beneficiary notifies Tenant of a default under the Deed of Trust or the other documents evidencing the Loan and demands that Tenant pay its rent and all other sums due under the Lease to Beneficiary, Tenant shall honor such demand and shall pay its rent and all other sums due under the Lease directly to Beneficiary or as otherwise required by Beneficiary pursuant to such notice. Beneficiary and Landlord acknowledge and agree that notwithstanding any provision, right or remedy to the contrary provided in the Lease or by law, complete payments (to the extent required under the Lease) by Tenant to Beneficiary of rent or any other sum pursuant to such notice and demand by Beneficiary shall constitute payment of rent and/or other sums pursuant to and in accordance with the Lease. Further, without in any way limiting the foregoing, Landlord hereby consents to such payments to Beneficiary in such

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circumstances, and waives any right to declare any such payment to Beneficiary an Event of Default, or to pursue any rights or remedies against Tenant provided in the Lease or by law.

               f. Tenant shall send a copy to Beneficiary of any notice or other written communication which, under the terms of the Lease, Tenant is required to deliver to Landlord (e.g. notices of Default, notices of election to terminate) at the same time such notice or communication is sent to Landlord.

               g. Tenant has no right or option of any nature whatsoever, whether pursuant to the Lease, or otherwise, to purchase the Property, or any portion thereof or any interest therein, and to the extent that Tenant has had, or hereafter acquires, any such right or option, the same is hereby acknowledged, declared and agreed to be subject and subordinate to the Deed of Trust and is hereby waived, relinquished and released as against Beneficiary, any purchaser at a foreclosure of the Deed of Trust or any sale by power of sale under the Deed of Trust, and any transferee of the Property in lieu of such foreclosure or sale under power of sale (hereinafter, collectively, “Successor Owner of the Property”), their successors and assigns. Notwithstanding the foregoing, Tenant is entitled to a right of first offer in connection with a sale of the Property pursuant to Section 37.15 of the Lease, provided that such rights are not applicable to the foreclosure of the Deed of Trust or to any sale by Beneficiary.

          3. Non-Disturbance. In the event of any enforcement action under any of the documents evidencing and/or securing the Loan, including but not limited to foreclosure of the Deed of Trust, or upon a sale of the Property pursuant to the trustee’s power of sale contained therein, or upon a transfer of the Property by conveyance in lieu thereof, then:

               a. So long as Tenant complies with this Agreement and an Event of Default under the terms, covenants, or conditions of the Lease is not then occurring, the Lease shall continue in full force and effect as a direct lease between Beneficiary or other Successor Owner of the Property and Tenant, upon and subject to all of the terms, covenants and conditions of the Lease, for the balance of the term of the Lease. Tenant hereby agrees to attorn to and accept Beneficiary and any such other Successor Owner of the Property, as applicable, as landlord under the Lease, and to be bound by and perform all of the obligations to be performed by Tenant under the Lease and under this Agreement (such attornment to be effective and self-operative without the execution of any further instruments on the part of any of the parties to this Agreement immediately upon Beneficiary or such other Successor Owner of the Property succeeding to the interest of the prior landlord (including Landlord) under the Lease), and in such event, Beneficiary, or any such other Successor Owner of the Property, so long as there is not an Event of Default under the Lease, and pursuant to the terms of the Lease, will not disturb the possession of Tenant, will be bound by all of the obligations imposed on the Landlord by the Lease, and will cure continuing defaults by Landlord. Notwithstanding the foregoing, in the event of such foreclosure or sale under power of sale or transfer in lieu thereof, Beneficiary, and any other Successor Owner of the Property, their successors and assigns, shall not be:

                    (1) liable for any act or omission of a prior landlord (including Landlord), obligated to cure any defaults of any prior landlord (including Landlord), or subject to any offsets, credits, defenses or deductions which Tenant might have against any prior

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landlord (including Landlord), provided, however this subsection (1) does not apply to continuing defaults;

                    (2) bound by any rent or other charge which Tenant might have paid in advance to any prior landlord (including Landlord) for a period in excess of one month;

                    (3) obligated to pay any improvement allowance or other sum owed by any prior landlord (including Landlord) to Tenant or any other person or entity, except for Operating Expenses incurred by Tenant and which the Lease permits Tenant to recover;

                    (4) bound by any amendment, modification or other agreement with respect to the Lease made without the prior written consent of Beneficiary, which consent may be granted or denied in Beneficiary’s reasonable discretion;

                    (5) liable for any security deposit not actually received by Beneficiary; or

                    (6) bound by any notice given by Tenant to any prior landlord (including Landlord), whether or not such notice is given pursuant to the terms of the Lease, unless a copy thereof was also given to Beneficiary.

               b. Upon the written request of Beneficiary given at the time of or at any time after any such foreclosure, trustee’s sale or other transfer, Tenant shall execute an amended and restated lease of the Premises with Beneficiary or a Successor Owner upon the same terms, covenants, conditions and provisions as the Lease between Landlord and Tenant, as modified by this Agreement for the duration of the Term of the Lease.

               c. Beneficiary and any other Successor Owner of the Property shall be liable for the performance of the obligations of the landlord under the Lease only with respect to those obligations which arise and accrue during Beneficiary’s or such other Successor Owner of the Property’s ownership of the Property, as applicable; and from and after the transfer by Beneficiary or such other Successor Owner of the Property of its ownership of the Property, Beneficiary and such other Successor Owner of the Property shall be relieved of all liability with respect to the landlord’s obligations under the Lease thereafter to be performed.. Any liability of Beneficiary or any such other Successor Owner of the Property to Tenant for damages as a result of the default of Beneficiary or such other Successor Owner of the Property in the performance of the landlord’s obligations under the Lease to be performed by it as provided in this Agreement shall be satisfied only out of Beneficiary’s or such other Successor Owner of the Property’s interest in the Premises.

          4. No Obligation of Beneficiary. Beneficiary and any other Successor Owner of the Property shall have no obligation or liability with respect to the erection or completion of the improvements in which the Premises are located or for completion of the Premises, or any improvements for Tenant’s use or occupancy, or any other improvements with respect to the Property; provided, however, that Tenant shall have no obligation or liability to Beneficiary or

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any other Successor Owner if the Improvements are not delivered to Tenant as provided pursuant to the Lease.

          5. Notices. All notices here under shall be deemed to have been duly received on the earlier, of actual receipt or two (2) calendar days after deposit in the United States registered or certified mail or Express Mail, postage prepaid, return receipt requested, or upon the next business day if delivered by overnight courier or similar overnight delivery system, addressed to the address(es) set forth on the signature pages hereof, or at such other address(es) as shall have been given in writing by Landlord, Tenant or Beneficiary in accordance with this Paragraph 5, which change of address shall be effective as to a party hereto only upon actual receipt thereof.

          6. Warranties. Beneficiary shall have no obligation and shall incur no liability to Tenant with respect to any express or implied representations or warranties of any nature whatsoever, whether pursuant to the Lease or otherwise, including, without limitation, any representations or warranties respecting use, compliance with zoning, Landlord’s (or any successor landlord’s) title, Landlord’s (or any successor landlord’s) authority, habitability, fitness for purpose or possession, with the exception of Landlord’s warranty against latent defects in construction, workmanship and materials contained in Section 8.2 of the Lease.

          7. Additional Agreements.

               Notwithstanding any provision of the Lease, and without in any way limiting any other provision of this Agreement, during such period of time as the Loan or any portion thereof is outstanding, or in the event that Beneficiary or any Successor Owner of the Property acquires title to the Property, Tenant and Landlord agree that the non-exclusive assignment to Tenant of all warranties and other guaranties under the Lease (as set forth in Paragraph 8.3 thereof or elsewhere) shall be subject and subordinate to all rights of Beneficiary to the same pursuant to the Deed of Trust and the other documents securing or evidencing the Loan.

          8. Miscellaneous.

               a. This Agreement supersedes any term, covenant, condition or provision of the Lease which is inconsistent herewith.

               b. Nothing contained in this Agreement shall be construed to derogate from or in any way impair or affect the agreements, lien, charge and other terms, covenants, conditions and provisions of the Deed of Trust or the terms, covenants, conditions or provisions of any of the other documents evidencing or securing the Loan.

               c. The agreements contained in this Agreement shall run with the land and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns; provided however, that in the event of the assignment or other transfer of the interest of Beneficiary, all obligations and liabilities of Beneficiary under this Agreement shall terminate, and thereupon all such obligations

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and liabilities shall be the responsibility of the party to whom Beneficiary’s interest is assigned or transferred.

               d. The parties hereto each agree to execute, acknowledge and deliver, in recordable form if requested, any and all further documents and instruments reasonably requested by Beneficiary or any title insurance company to give further effect to the terms, covenants, conditions and provisions of this Agreement.

               e. If any party hereto commences an action, suit or other proceeding (hereinafter, “litigation”) against another party hereto to enforce any of the terms, covenants, conditions or provisions of this Agreement or because of the breach by a party of, or any dispute concerning, any of the terms, covenants, conditions or provisions hereof, the losing party/parties shall pay to the prevailing party/parties (as determined by the court, agency or other authority before which such litigation is heard) reasonable attorneys’ fees, expenses and costs of investigation as actually incurred including, without limitation, in all appellate proceedings, in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11, or 13 of the Bankruptcy Code, 11 U.S.C. §101 et seq., and any successor statutes, and in any litigation with respect to the protection, enhancement, or maintenance of the security interest and other rights of Beneficiary under the Deed of Trust and/or the rights of Beneficiary under any assignment of leases and/or the priority of such security interest or rights.

               f. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent that federal law may be applicable.

               g. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any California state or Federal court sitting in the County of San Diego, California in any litigation arising out of or relating to this Agreement, and each of the parties hereto hereby agrees that all claims in respect of such litigation may be heard and determined in such courts. Each of the parties hereto hereby waives the defense of an inconvenient forum to the maintenance of such litigation in such courts. Each of the parties hereto hereby agrees that if any litigation is brought between or among any parties hereto, whether or not any person not a party hereto is joined in such litigation, the parties hereto expressly waive the right, if any, to trial by jury in order to avoid, inter alia, the time delays inherent in such process. Each of the parties hereto agrees that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other, manner provided by law.

               h. This Agreement may be executed in counterparts, each of which so executed, irrespective of the date of execution and delivery, shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument as if each party had executed the same signature pages. The signature pages of one or more of the counterpart copies of this Agreement may be removed from such counterpart copies and attached to the same copy of this Agreement which, with attached signature pages of all parties hereto, shall be deemed to be an original, executed Agreement.

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          IN WITNESS WHEREOF, the parties have executed this Subordination, Non-Disturbance, and Attornment Agreement as of                      .

NOTICE:	THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT CONTAINS PROVISIONS WHICH ALLOW THE PERSON OBLIGATED ON THE LEASE TO OBTAIN A LOAN, ALL OR A PORTION OF WHICH MAY BE EXPENDED FOR PURPOSES OTHER THAN IMPROVEMENT OF THE PROPERTY.

IT IS RECOMMENDED THAT, PRIOR TO THE EXECUTION OF THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT, THE PARTIES CONSULT WITH THEIR ATTORNEYS WITH RESPECT THERETO.

“TENANT”

INTUIT, INC., a Delaware corporation

By:

By:

Address:
Signatures continued on next page

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“LANDLORD”

UTC GREENWICH PARTNERS, a California limited
partnership

By:

By:

Address:

“BENEFICIARY”

By:

Address:

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